Exhibit 10.1

LEASE

BY AND BETWEEN

HUB PROPERTIES GA, LLC

LANDLORD

AND

MIMEDX GROUP, INC.

TENANT

1775 W. OAK COMMONS

MARIETTA, GEORGIA

TABLE OF CONTENTS

(CONTINUED)

LEASE

1775 W. Oak Commons

Marietta, Georgia

ARTICLE 1

Reference Data

1.1 Introduction and Subjects Referred To.

This is a lease (this “Lease”) entered into by and between Hub Properties GA, LLC, a Delaware limited liability company (“Landlord”) and MiMedx Group, Inc., a Florida corporation (“Tenant”).

Each reference in this Lease to any of the following terms or phrases shall be construed to incorporate the corresponding definition stated in this Section 1.1.

Date of this Lease:	, 2013.

Building:	That building in the City of Marietta, Georgia, located at 1775 W. Oak Commons.

Premises:	The Building (subject to the Rules and Regulations contained in Exhibit B), the parcel(s) of land on which the Building is located and the parking facilities, sidewalks, driveways, landscaped areas and other improvements located on such parcel(s) of land. A legal description of the Premises is attached to this Lease as Exhibit A.

Premises Rentable Area:	79,854 square feet.

Original Term:	A period of sixty nine (69) months, commencing on the Commencement Date and expiring on January 31, 2019.

Commencement Date:	May 1, 2013.

Annual Fixed Rent:	The sum of the following amounts, subject to the abatement described below:

Period	Rate Per Square Foot of Premises Rentable Area Per Annum	Annual Fixed Rent	Monthly Installment
5/1/13 – 4/31/14	$15.50	$1,237,737.00	$103,144.75
5/1/14 – 4/31/15	$15.97	$1,275,268.38	$106,272.37
5/1/15 – 4/31/16	$16.44	$1,312,799.76	$109,399.98
5/1/16 – 4/31/17	$16.94	$1,352,726.76	$112,727.23
5/1/17 – 4/31/18	$17.45	$1,393,452.30	$116,121.03
5/1/18 – 1/31/19	$17.97	$1,434,976.38	$119,581.37

The first twelve (12) monthly installments of Annual Fixed Rent in the term shall each be reduced by $51,572.38, and the succeeding six (6) monthly installments of Annual Fixed Rent shall each be reduced by $53,136.19.

Base Taxes:	The Taxes (as defined in Subsection 4.2.1) payable during the 2013 calendar year, as the same may be reduced by any challenge by Landlord or otherwise.

Base Operating Costs:	The Operating Costs (as defined in Subsection 4.2.2) for the 2013 calendar year, “grossed up” as provided in Subsection 4.2.2.

Permitted Uses:	General office and warehouse uses, laboratory uses and light assembly and fabrication of medical products, subject to the provisions of Subsection 6.1.2, the Declaration (as defined in Section 4.2.2) and applicable zoning.

Security Deposit:	$499,087.50, subject to reduction pursuant to Section 4.7.

Commercial General Liability Insurance Limits :	$5,000,000 per occurrence.

Original Address of Landlord :	c/o Reit Management & Research LLC
1775 The Exchange
Suite 170
Atlanta, GA 30339
Attention: Vice President, Southeast Region

Landlord’s Agent:	Reit Management & Research LLC or such other entity as shall be designated by Landlord from time to time.

Original Address of Tenant:	60 Chastain Center Blvd.
Suite 60
Kennesaw, GA 30144
Attn: General Counsel

Address for Payment of Rent :	Hub Properties GA LLC
c/o Reit Management & Research LLC
P.O. Box 845307
Boston, MA 02284-5307

1.2 Exhibits.

The Exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as a part of this Lease.

EXHIBIT A.	Legal Description of the Premises.
EXHIBIT B.	Rules and Regulations.
EXHIBIT C.	Alterations Requirements.
EXHIBIT D.	Contractor’s Insurance Requirements.
EXHIBIT E.	Secretary’s Certificate.
EXHIBIT F.	Exclusions from Operating Costs.
EXHIBIT G.	Janitorial Specifications.
EXHIBIT H.	Intentionally Omitted.
EXHIBIT I.	Form of Interim Lien Waiver.
EXHIBIT J.	Form of Letter of Credit.
EXHIBIT K.	Overtime HVAC Cost Exhibit.
EXHIBIT L.	Preliminary Plans and Pricing for Tenant’s Work.

ARTICLE 2

Premises and Term

2.1 Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, the Premises.

2.2 Term. The term of this Lease shall be for a period beginning on the Commencement Date and continuing for the Original Term and any extension of the term hereof in accordance with the provisions of this Lease, unless sooner terminated as hereinafter provided. The Original Term as extended by any extension of the term hereof in accordance with the provisions of this Lease is hereinafter referred to as the “term” of this Lease.

2.3 Extension Option. So long as this Lease is still in full force and effect, and subject to the Conditions (as hereinafter defined), which Landlord may waive, in its discretion, at any time, but only by notice to Tenant, Tenant shall have the right to extend the term of this Lease for one (1) additional period (the “Extended Term”) of five (5) years commencing on February 1, 2019 and expiring on January 31, 2024. All of the terms, covenants and provisions of this Lease applicable immediately prior to the expiration of the Original Term shall apply to the Extended Term except that (i) the Annual Fixed Rent for the Extended Term shall be the Market Rate (as hereinafter defined) for the Premises determined as of the commencement of such Extended Term, as designated by Landlord by notice to Tenant (“Landlord’s Notice”), but subject to Tenant’s right to dispute as hereinafter provided, and (ii) Tenant shall have no further right to extend the term of this Lease beyond the Extended Term.

If Tenant shall elect to exercise the aforesaid option, it shall do so by giving Landlord notice (an “Election Notice”) of its election not later than nine (9) months, nor sooner than eighteen (18) months, prior to the expiration of the Original Term. If Tenant fails to give any such Election Notice to Landlord or the Conditions are neither satisfied nor waived by Landlord, the term of this Lease shall automatically terminate no later than the end of the Original Term and Tenant shall have no further option to extend the term of this Lease, it being agreed that time is of the essence with respect to the giving of such Election Notice. If Tenant shall extend the term hereof pursuant to the provisions of this Section 2.3, such extension shall (subject to satisfaction of the Conditions, unless waived by Landlord) be automatically effected without the execution of any additional documents, but Tenant shall, at Landlord’s request, execute an agreement confirming the Annual Fixed Rent for the Extended Term. The “Conditions” are that, as of the date of the Election Notice, there shall exist no Default of Tenant (unless Tenant shall have cured the same and Landlord shall have elected to accept such cure and not to exercise its rights of termination or retaking of possession pursuant to Section 8.2) and the named Tenant as set forth in Section 1.1 (or any successor by Merger, or any Affiliate as defined in Section 6.2.1) shall actually occupy the entire Premises.

“Market Rate” shall mean the then fair market annual fixed rental rate for the Premises for the Extended Term based on the fixed annual rents then being charged for Comparable Premises, as defined below, under renewal leases commencing at or about the same time as the Extended Term and for a similar term, taking into account any material economic differences between the terms of this Lease and any comparison lease (including, but not limited to, rent concessions, construction allowances, and the manner, if any, in which the landlord under any such lease is reimbursed for operating costs and taxes) and other factors normally taken into account in determining fair market rent.

“Comparable Premises” shall mean first class suburban mixed-use office and warehouse properties in the metropolitan area of Atlanta, Georgia reasonably comparable to the Premises in terms of size, age, character and quality of construction.

Landlord shall give Tenant Landlord’s Notice within a reasonable time (fifteen (15) Business Days (as defined in the Rules and Regulations) if so requested by Tenant in the Election Notice) after Landlord’s receipt of the Election Notice. If Tenant disagrees with Landlord’s designation of the Market Rate, then within twenty (20) days after Landlord’s Notice, Tenant shall give Landlord notice either (i) that Tenant withdraws and cancels the Election Notice, in which case the Election Notice shall be null, void and of no effect and the term of this Lease shall expire not later than the last day of the Original Term as if the Election Notice had never been given, or (ii) that Tenant disagrees with Landlord’s designation of the Market Rate and specifying Tenant’s designation of the Market Rate for the Extended Term (failure to give Landlord one of such notices within such twenty (20) day period constituting withdrawal and cancellation of the Election Notice pursuant to the preceding clause “(i)”). If Tenant shall give Landlord notice disagreeing with Landlord’s designation of the Market Rate as aforesaid, and the parties cannot agree upon the Market Rate by the date that is forty (40) days following Landlord’s Notice, then not later than five (5) Business Days after the expiration of such forty (40) day period, Tenant shall give Landlord notice either (a) that Tenant withdraws and cancels its Election Notice, in which case the Election Notice shall be null, void and of no effect and the term of this Lease shall expire not later than the last day of the Original Term as if the Election Notice had never been given, or (b) requesting that the Market Rate be determined by appraisal as hereinafter provided (failure to give Landlord one of such notices within such five (5) Business Day period constituting withdrawal and cancellation of the Election Notice pursuant to the preceding clause “(a)”). If Tenant shall give Landlord notice requesting that the Market Rate determined by appraisal, then within fifteen (15) days after the expiration of such forty (40) day period, Landlord and Tenant shall each give notice to the other specifying the name and address of the appraiser each has chosen. The two appraisers so chosen shall meet within ten (10) days after the second appraiser is appointed and if, within twenty (20) days after the second appraiser is appointed, the two appraisers shall not agree upon a determination of the Market Rate in accordance with the following provisions of this Section 2.3 they shall together appoint a third appraiser. If only one appraiser shall be chosen whose name and address shall have been given to the other party within such fifteen (15) day period and who shall have the qualifications hereinafter set forth, that sole appraiser shall render the decision which would otherwise have been made as hereinabove provided.

If said two appraisers cannot agree upon the appointment of a third appraiser within ten (10) days after the expiration of such twenty (20) day period, then either party, on behalf of both and on notice to the other, may request such appointment by the American Arbitration Association (or any successor organization) in accordance with its then prevailing rules. In the event that all three appraisers cannot agree upon such Market Rate within ten (10) days after the third appraiser shall have been selected, then each appraiser shall submit his or her designation of such Market Rate to the other two appraisers in writing; and Market Rate shall be determined by calculating the average of the two numerically closest (or, if the values are equidistant, all three) values so determined.

Each of the appraisers selected as herein provided shall have at least ten (10) years experience as a commercial real estate broker in Marietta, Georgia dealing with properties of the same type and quality as the Premises. Each party shall pay the fees and expenses of the appraiser it has selected and the fees of its own counsel. Each party shall pay one half (1/2) of the fees and expenses of the third appraiser (or the sole appraiser, if applicable) and all other expenses of the appraisal. The decision and award of the appraiser(s) shall be in writing and shall be final and conclusive on all parties, and counterpart copies thereof shall be delivered to both Landlord and Tenant. Judgment upon the award of the appraiser(s) may be entered in any court of competent jurisdiction.

The appraiser(s) shall determine the Market Rate of the Premises for the Extended Term and render a decision and award as to their determination to both Landlord and Tenant (a) within twenty (20) days after the appointment of the second appraiser, (b) within twenty (20) days after the appointment of the third appraiser or (c) within fifteen (15) days after the appointment of the sole appraiser, as the case may be. In rendering such decision and award, the appraiser(s) shall assume (i) that neither Landlord nor the prospective tenant is under a compulsion to rent, and that Landlord and Tenant are typically motivated, well-informed and well-advised, and each is acting in what it considers its own best interest, (ii) the Premises are fit for immediate occupancy and use “as is”, (iii) that in the event the Premises have been destroyed or damaged by fire or other casualty prior to the commencement of the Extended Term, they have been fully restored. The appraisers shall also take into consideration the rents contained in leases for Comparable Premises, for comparable periods of time.

If the dispute between the parties as to the Market Rate has not been resolved before the commencement of Tenant’s obligation to pay the Annual Fixed Rent based upon determination of such Market Rate, then Tenant shall pay the Annual Fixed Rent under the Lease based upon the Market Rate designated by Landlord in Landlord’s Notice until either the agreement of the parties as to the Market Rate, or the decision of the appraiser(s), as the case may be, at which time Tenant shall pay any underpayment of the Annual Fixed Rent to Landlord, or Landlord shall refund any overpayment of the Annual Fixed Rent to Tenant.

Landlord and Tenant hereby waive the right to an evidentiary hearing before the appraiser(s) and agree that the appraisal shall not be an arbitration nor be subject to state or federal law relating to arbitrations.

2.4 Measurement of the Premises. Landlord and Tenant agree that the Premises Rentable Area identified in Section 1.1 is recited for Landlord’s administrative purposes only and that, although the Annual Fixed Rent has been determined by reference to such square footage (regardless of the possibility that the actual measurement of the Premises may be more or less than the number identified, irrespective of measurement method used), Annual Fixed Rent shall not be changed except as expressly provided in this Lease.

ARTICLE 3

Delivery and Condition

3.1 Delivery of the Premises. Not later than two (2) Business Days after the Date of this Lease, Landlord shall deliver the second floor of the Building and so much of the first floor of the Building, excluding common areas, as is not subject to the lease held by EKA Chemicals, Inc. (the “EKA Lease”) to Tenant and thereafter Tenant and its contractors shall have access to such portion of the Premises delivered to Tenant for the purposes of performing Tenant’s Work (as defined in Section 3.3), installing furniture, fixtures and telecommunications equipment and otherwise preparing such portion of the Premises for Tenant’s occupancy. Landlord represents that the EKA Lease is scheduled to terminate on January 31, 2013 and Landlord shall deliver the space in the Building subject to the EKA Lease (the “EKA Space”) and the exterior portions of the Premises to Tenant on February 1, 2013 or as soon thereafter as Landlord obtains possession of the EKA Space (such date of delivery, the “Balance Delivery Date”) and thereafter Tenant shall have access to the entire Premises for the foregoing purposes. From the date any portion of the Premises is delivered to Tenant, all obligations of Tenant under this Lease shall apply to such portion of the Premises as if the Commencement Date had occurred and such portion of the Premises (together with any other portion(s) of the Premises previously delivered to Tenant) were the Premises demised hereunder, except that Tenant shall have no obligation to pay any Annual Fixed Rent until the Commencement Date. Notwithstanding that the term of this Lease shall not commence until the Commencement Date, commencing on the Date of this Lease, Landlord shall furnish electricity and water to the portion(s) of the Premises delivered to Tenant and Tenant shall have reasonable access to the parking lots (subject to Section 5.5) and to any areas within the Building that, prior to the Balance Delivery Date, constitute common areas of the Building, to the extent such access is reasonably required for Tenant to perform Tenant’s Work or otherwise prepare the Premises for Tenant’s occupancy. No portion of the Building shall be deemed part of the Premises until it has been delivered to Tenant.

3.2 Condition of Premises. Tenant agrees to accept delivery of the applicable portion of the Premises in “as is” condition, subject to Landlord’s obligations under the following paragraph, and agrees that it is not relying on any representations of Landlord or Landlord’s agents or employees as to the condition of the Premises, and Landlord shall have no obligation with respect thereto, except as may be expressly set forth in this Lease.

Landlord represents that Landlord has owned the Premises since 2007 and to the best of Landlord’s knowledge, but without investigation since its acquisition of the Premises, as of the Date of this Lease, the foundation, stairwells and other structural elements of the Building, the Building envelope (including, without limitation, exterior walls, roof, roof membrane, windows and doors), the base Building electrical, plumbing, fire sprinkler, lighting, and heating, ventilating and air conditioning (“HVAC”) systems, and the bathrooms and elevators in the Building are in good operating condition and in material compliance with applicable building codes, laws and the Declaration (as defined in Section 4.2.2). Landlord shall, at Landlord’s expense and not as part of Operating Costs, repair (or replace as necessary in Landlord’s discretion) any of the foregoing which, through no fault of Tenant, is found not to be in such condition on the date possession of any portion of the Premises is delivered to Tenant. In addition, as soon as practicable, but not later than ten (10) days after the Date of this Lease, Landlord, at Landlord’s sole expense and not as part of Operating Costs, shall flush all floor drain systems and associated plumbing in the Premises and Landlord shall provide Tenant with a report from a reputable HVAC vendor either (i) confirming that the HVAC system in the Building is in good operating condition, or (ii) identifying the repairs and/or maintenance required to put the HVAC system in such condition, (in which case Landlord shall promptly comply with its obligations specified in the preceding sentence with respect to the HVAC system).

3.3 Preparation of Premises.

(a) Tenant shall be responsible for making any alterations or improvements to the Premises required by Tenant, subject to Landlord’s approval as hereinafter provided, at Tenant’s sole cost and expense except that Landlord shall provide Tenant with an improvement allowance as a contribution towards the costs of Tenant’s initial improvements to the Premises, as hereinafter provided. Landlord hereby confirms its approval of the proposed initial improvements shown and described generally in Exhibit L attached hereto. Tenant shall cause an architect licensed in the State of Georgia to prepare complete construction plans and specifications for said initial improvements to the Premises (“Tenant’s Plans”) in accordance with the requirements of Exhibit C attached hereto. Tenant’s Plans shall be subject to review and approval by Landlord as provided in Exhibit C. Landlord’s approval of the alterations and improvements depicted in Tenant’s Plans and in any proposed revisions thereof shall be consistent with the standards specified in the second sentence of Section 6.2.5. Landlord shall respond to Tenant’s Plans (either by approval, request for additional information, request for revision or communication of a reason for failure to approve) within ten (10) Business Days after the date of Landlord’s receipt of Tenant’s Plans (or any resubmission), plus such additional period of time, not to exceed five (5) Business Days, as may be necessary for review of Tenant’s Plans by a third-party architect, engineer or other consultant if Landlord determines that any aspect of Tenant’s Plans requires such third-party review. Until Landlord shall have unconditionally approved all of Tenant’s Plans, Tenant shall deliver to Landlord such additional information, documentation and/or revisions to Tenant’s Plans as are reasonably necessary to obtain Landlord’s approval of Tenant’s Plans.

(b) Upon approval of Tenant’s Plans by Landlord, Tenant shall cause its contractor(s) to perform the work specified therein (“Tenant’s Work”) in accordance with Tenant’s Plans, diligently and continuously until Tenant’s Work is substantially complete. Tenant’s Work shall be performed in accordance with the requirements of Exhibit C and all applicable provisions of Article 6, and Tenant shall be responsible for all construction management.

(c) Tenant’s Work shall be considered substantially complete and the “Substantial Completion Date” shall occur on the first day as of which all of the following requirements have been met: (i) all work shown and described in Tenant’s Plans has been completed, with only punchlist items (i.e., minor and insubstantial details of decoration or mechanical adjustment) excepted; (ii) Landlord has received a certificate of substantial completion issued by Tenant’s architect on the standard AIA form; (iii) all electrical, mechanical, plumbing and HVAC facilities installed by Tenant are functioning properly; (iv) the Premises are reasonably free of debris and construction materials, (v) all required governmental inspections have been successfully completed and a final certificate of occupancy (if required by law for Tenant to lawfully occupy the Premises for the Permitted uses) has been issued for the Premises; and (vi) Tenant has obtained and delivered to Landlord all of the documents listed in Paragraph H of Exhibit C.

(d) Provided this Lease is then in full force and effect, then Landlord shall provide Tenant with an improvement allowance as hereinafter provided ( “Landlord’s Contribution”) equal to the lesser of (i) $998,175.00 (the “Maximum Contribution”), or (ii) the actual third-party cost of Tenant’s Work. For purposes of this Section 3.3, the “cost” of Tenant’s Work shall mean (i) fees paid to architectural and engineering professionals for space planning services and to prepare Tenant’s Plans, provided that not more than $9,582.48 (i.e. $.12 per square foot of Premises Rentable Area) of Landlord’s Contribution may be applied toward the cost of space planning services; (ii) contractor charges to perform Tenant’s Work, (iii) filing fees and other permitting costs, (iv) a reasonable construction management fee payable to the construction management firm retained by Tenant to manage the construction of Tenant’s Work, if any, (v) costs incurred for security equipment and communications and information technology infrastructure and (vi) costs of Tenant’s signage as further described in Section 6.2.7.

(e) Landlord may deduct and retain from Landlord’s Contribution an administrative fee equal to one half percent (.5%) of the amount of Landlord’s Contribution disbursed to Tenant (collectively, “Landlord’s Review and Administration Charge”).

(f) Tenant may requisition Landlord for payment of Landlord’s Contribution in installments, but not more often than monthly, provided that Landlord may withhold from each such installment of Landlord’s Contribution paid prior to the Final Payment (hereinafter defined) retainage equal to ten percent (10%) of the amount otherwise payable to Tenant. Each such installment of Landlord’s Contribution paid prior to the Final Payment is hereinafter referred to as a “Progress Payment”. Notwithstanding the foregoing or paragraph “(g)” below, Landlord agrees that the entire amount of Landlord’s Contribution applied toward Tenant’s space planning costs shall be disbursed to Tenant within thirty (30) days after delivery to Landlord of invoice(s) from Tenant’s architect or space planner for such costs.

(g) Each requisition for a Progress Payment shall include (i) a detailed breakdown of the costs of Tenant’s Work, (ii) ) a copy of each executed Application for Payment and Architect’s Certificate for Payment (on AIA Documents G702 and G703 or reasonable equivalents) covering all contractor charges included in the requisition, (iii) copies of invoices for any costs of Tenant’s Work that are not included in a contractor’s Application for Payment, (iv) executed interim lien waivers from the general contractor, subcontractors and materials suppliers substantially in the form attached to this Lease as Exhibit I, and (v) a certification by an appropriate officer of Tenant that Tenant has made full payment for all of the work and other costs of Tenant’s Work covered by the prior Progress Payments. Landlord shall make each Progress Payment (in an amount not to exceed the lesser of (x) the costs of Tenant’s Work as evidenced by the documentation submitted with the applicable requisition, or (y) the balance of Landlord’s Contribution then remaining, less all retainage held by Landlord) within thirty (30) days after Landlord’s receipt of a Progress Payment requisition with all required supporting documentation unless, within such period, Landlord notifies Tenant of its rejection of all or part of such requisition as a result of Tenant’s failure to comply with the requirements of this Section 3.3, specifying the reasons therefor, and if Landlord so notifies Tenant, then upon reasonable satisfaction of such objections, Landlord shall pay any amount withheld within ten (10) Business Days.

(h) After the occurrence of the Substantial Completion Date, Tenant may submit a requisition to Landlord for payment of the balance of Landlord’s Contribution including any retainage pursuant to Section 3.3(f) (the “Final Payment”). Such requisition shall include: (i) a final accounting of all of the costs of Tenant’s Work, (ii) final mechanic’s and material supplier’s lien waivers in a commercially reasonable form, and (iii) all other documentation required for a Progress Payment pursuant to the preceding paragraph. Landlord shall pay the Final Payment (in an amount not to exceed the lesser of (x) the unreimbursed costs of Tenant’s Work as evidenced by the documentation submitted with the requisition for the Final Payment, or (y) so much of the Maximum Contribution as is then remaining after deducting all Progress Payments and Landlord’s Review and Administration Charge therefrom) within thirty (30) days after Landlord’s receipt of a timely requisition for the Final Payment with all required supporting documentation unless, within such period, Landlord notifies Tenant of its rejection of all or part of such requisition, specifying the reasons therefor, and, if Landlord so notifies Tenant, then upon reasonable satisfaction of such objections, Landlord shall pay any amount withheld within ten (10) Business Days.

(i) All payments of Landlord’s Contribution shall be made directly to Tenant except that upon prior notice from Tenant, the amounts included in any Progress Payment or in the Final Payment that are due Tenant’s architect, general contractor, construction manager or cabling contractor shall be paid by Landlord directly to such party.

(j) If the sum of the Progress Payments and the Final Payment shall total less than the Maximum Contribution, then the amount by which the Maximum Contribution exceeds such sum (such difference, the “Refurbishment Contribution”) shall remain available to reimburse Tenant for the third-party costs incurred by Tenant to design and construct alterations to the Premises in accordance with the provisions of Section 6.2.5 of this Lease subsequent to the Substantial Completion Date (such alterations “Future Work”). The Refurbishment Contribution, if any, shall requisitioned by Tenant and disbursed by Landlord in the same manner as is applicable to Landlord’s Contribution in connection with Tenant’s Work.

(k) Notwithstanding any provision of this Section 3.3 to the contrary, Landlord shall have no obligation to make any payment of Landlord’s Contribution or, if applicable, the Refurbishment Contribution, with respect to any requisition or request for payment submitted later than December 31, 2015, or at any time during which there shall be a Default of Tenant, provided that if Landlord shall withhold payment to Tenant on account of there being a Default of Tenant, then Landlord shall pay Tenant the amount withheld if Tenant shall cure the applicable default and Landlord shall have accepted such cure without exercising its rights of termination or retaking of possession pursuant to Section 8.2.

3.4 Construction Representatives. Both Landlord and Tenant shall appoint one individual as its “Construction Representative” who is authorized to act on its behalf in connection with any matters arising pursuant to this Article 3. The Construction Representative may be changed from time to time by notice hereunder from the then current Construction Representative to the other party’s Construction Representative or by notice from Landlord or Tenant pursuant to Section 10.1. The initial Construction Representatives shall be Jennifer Sanford (Landlord) and Chief Operating Officer or his designee (Tenant). Notwithstanding Section 10.1, any notices or other communication under this Article 3 may be made by letter or other writing sent by U.S. mail, facsimile or email, provided the communication is made by one party’s Construction Representative to the other party’s Construction Representative.

ARTICLE 4

Rent, Additional Rent, Insurance and Other Charges

4.1 The Annual Fixed Rent. Tenant shall pay Annual Fixed Rent to Landlord, or as otherwise directed by Landlord, without offset, abatement (except as expressly provided in this Lease), deduction or demand. Annual Fixed Rent shall be payable in equal monthly installments, in advance, on the first day of each and every calendar month during the term of this Lease, at the Address for Payment of Rent, or at such other place as Landlord shall from time to time designate by notice, by check drawn on a domestic bank. Annual Fixed Rent for any partial month shall be prorated on a daily basis (based on a 360 day year).

4.2 Additional Rent. Tenant shall pay to Landlord, as Additional Rent, Taxes and Operating Costs as provided in Sections 4.2.1 and 4.2.2, and all other charges and amounts payable by or due from Tenant to Landlord (all such amounts referred to in this sentence being “Additional Rent”).

4.2.1 Real Estate Taxes. If Taxes (as hereinafter defined) paid by Landlord during any calendar year (for purposes of this Subsection 4.2.1, a “Tax Year”) during the term of this Lease shall exceed Base Taxes, whether due to increase in rate or reassessment of the Premises, or both, Tenant shall reimburse Landlord therefor, as Additional Rent, in an amount equal to any such excess (the “Tax Excess”). Except as otherwise provided in the immediately following paragraph, Tenant shall pay the Tax Excess to Landlord at least thirty (30) days prior to the date or dates within any year during the term hereof that the same, or any fractional share thereof, shall be due and payable to any governmental authority responsible for collection of same (as stated in a notice to Tenant given at least forty five (45) days prior to the date or dates any such payment shall be due, which notice shall set forth the manner of computation of any Tax Excess due from Tenant).

Tenant shall pay to Landlord, as Additional Rent on the first day of each calendar month during the term but otherwise in the manner provided for the payment of Annual Fixed Rent, estimated payments on account of the Tax Excess, such monthly amounts to be sufficient to provide Landlord by the time Tax payments are due or are to be made by Landlord a sum equal to the Tax Excess, as reasonably estimated by Landlord from time to time on account of Taxes for the then current Tax Year. If the total of such monthly remittances for any Tax Year is greater than the Tax Excess for such Tax Year, Landlord shall credit such overpayment against Tenant’s subsequent obligations on account of Taxes (or promptly refund such overpayment if the term of this Lease has ended and Tenant has no further obligations to Landlord); if the total of such remittances is less than the Tax Excess for such Tax Year, Tenant shall pay the difference to Landlord within thirty (30) days after being so notified by Landlord.

If, after Tenant shall have made all payments due to Landlord pursuant to this subsection 4.2.1, Landlord shall receive a refund of any portion of Taxes as a result of an abatement of such Taxes by legal proceedings, settlement or otherwise (without either party having any obligation to undertake any such proceedings), Landlord shall pay or credit to Tenant that percentage of the refund (after first deducting any reasonable expenses, including attorneys’, consultants’ and appraisers’ fees, incurred in connection with obtaining any such refund) which equals the percentage of the applicable Tax Year included in the term hereof, provided however, in no event shall Tenant be entitled to receive more than the sum of payments actually made by Tenant on account of Taxes with respect to such Tax Year or to receive any payment if Taxes for any Tax Year are less than Base Taxes.

In the event that the term of this Lease shall expire or be terminated during any Tax Year, or should the Tax Year or period of assessment of real estate taxes be changed or be more or less than one (1) year, then the amount of Tax Excess which may be otherwise payable by Tenant as provided in this subsection 4.2.1 shall be pro-rated on a daily basis based on a 360 day Tax Year.

“Taxes” shall mean all taxes, assessments, excises and other charges and impositions which are general or special, ordinary or extraordinary, foreseen or unforeseen, of any kind or nature which are levied, assessed or imposed by any governmental authority upon or against or with respect to the Premises, Landlord or the owner or lessee of personal property used by or on behalf of Landlord in connection with the Premises, or taxes in lieu thereof, and additional types of taxes to supplement real estate taxes due to legal limits imposed thereon. If, at any time, any tax or excise on rents or other taxes, however described, are levied or assessed against Landlord, either wholly or partially in substitution for, or in addition to, real estate taxes assessed or levied on the Premises, such tax or excise on rents or other taxes shall be included in Taxes; however, Taxes shall not include franchise, estate, inheritance, income (except to the extent that a tax on income or revenue is levied solely on rental revenues and not on other types of income and then only from rental revenue generated by the Premises) or capital levy taxes assessed on Landlord. Taxes also shall include all court costs, reasonable attorneys’, consultants’ and accountants’ fees, and other expenses incurred by Landlord in analyzing and contesting Taxes through and including all appeals. Taxes shall include any estimated payment made by Landlord on account of a fiscal tax period for which the actual and final amount of taxes for such period has not been determined by the governmental authority as of the date of any such estimated payment. Landlord shall make commercially reasonable efforts to challenge assessments of Taxes which it reasonably deems to be materially excessive by contesting or objecting to increases in the determination of the fair market value of the Premises and (if applicable) the tax rate imposed by the taxing authorities.

4.2.2 Operating Costs. If, during the term hereof, Operating Costs (as hereinafter defined) paid or incurred by Landlord in any twelve-month period established by Landlord (an “Operating Year”) shall exceed Base Operating Costs, Tenant shall reimburse Landlord for any such excess (such amount being hereinafter referred to as the “Operating Cost Excess”). Except as otherwise provided in the immediately following paragraph Tenant shall pay the Operating Cost Excess to Landlord within twenty (20) days from the date Landlord shall furnish to Tenant an itemized statement thereof, prepared, allocated and computed in accordance with then prevailing customs and practices of the real estate industry in the Marietta, Georgia area, consistently applied.

Tenant shall pay to Landlord, as Additional Rent on the first day of each calendar month during the term but otherwise in the manner provided for the payment of Annual Fixed Rent, estimated payments on account of Operating Cost Excess, such monthly amounts to be sufficient to provide to Landlord, by the end of each Operating Year, a sum equal to the Operating Cost Excess for such Operating Year, as estimated by Landlord from time to time during such Operating Year. If, at the expiration of each Operating Year in respect of which monthly installments of Operating Cost Excess shall have been made as aforesaid, the total of such monthly remittances is greater than the Operating Cost Excess for such Operating Year, Landlord shall credit such overpayment against Tenant’s subsequent obligations on account of Operating Costs (or promptly refund such overpayment if the term of this Lease has ended and Tenant has no further obligation to Landlord); if the total of such remittances is less than the Operating Cost Excess for such Operating Year, Tenant shall pay the difference to Landlord within thirty (30) days after being so notified by Landlord. In no event shall Tenant be entitled to receive any reimbursement or credit if Operating Costs for any Operating Year are less than Base Operating Costs.

In the event that the term of this Lease shall expire or be terminated during any Operating Year, then the amount of Operating Cost Excess which may be payable by Tenant as provided in this subsection 4.2.2 shall be pro-rated on a daily basis based on a 360 day Operating Year.

“Operating Costs” shall include, without limitation, all costs and expenses paid or incurred for the operation, cleaning, management, maintenance, repair, upkeep and security of the Premises, including, without limitation:

(a) all salaries, wages, fringe benefits, payroll taxes and workmen’s compensation insurance premiums related thereto and all other costs paid or incurred with respect to employment of personnel engaged in operation, administration, cleaning, maintenance, repair, upkeep and security of the Premises including, without limitation, supervisors, property managers, accountants, bookkeepers, janitors, carpenters, engineers, mechanics, electricians and plumbers;

(b) all utilities and other costs related to provision of heat (including oil, steam and/or gas), electricity, air conditioning, and water (including sewer charges) and other utilities to the Premises (excluding electricity charges for HVAC provided to Tenant outside of Normal Building Operating Hours, for which Tenant reimburses Landlord separately);

(c) all costs, including supplies, material and equipment costs, for cleaning and janitorial services to the Premises (including, without limitation, trash removal and interior and exterior window cleaning), and interior and exterior landscaping and pest control;

(d) the cost of replacements for tools and other similar equipment used in the repair, maintenance, cleaning and protection of the Premises, provided that, in the case of any such equipment used jointly on other property of Landlord, such costs shall be suitably prorated among the Premises and such other properties;

(e) all costs and premiums for fire, casualty, rental income, liability and such other insurance as may be maintained from time to time by Landlord relating to the Premises and premiums for fidelity bonds covering persons having custody or control over funds or other property of Landlord relating to the Premises;

(f) all costs of maintaining, repairing, decorating, operating, administering, inspecting and protecting the Premises (including, without limitation, lighting, installation, maintenance, repair and alteration of signs, snow removal on the Premises and adjacent walks and ways, paving, patching and restriping of parking areas and operation, maintenance, replacement and repair of heating, ventilating and air conditioning equipment, fire protection and security systems, elevators, roofs, parking areas and any other Building equipment, systems or facilities), and all costs of structural and other repairs and replacements (other than repairs for which Landlord has received full reimbursement from contractors, Tenant or others) necessary to keep the Premises in good working order, repair, appearance and condition;

(g) costs of compliance with any laws, rules, regulations, ordinances, agreements or standards applicable to the Premises, which conformance is not the responsibility of Tenant, and which Landlord elects or is required to perform, and costs of removal or remediation of or testing and monitoring for any Hazardous Materials which is not the responsibility of Tenant and which Landlord elects to perform;

(h) all costs incurred in connection with the administration and supervision of all matters referred to in items (a) through (g) hereof and in performing Landlord’s obligations under Article 5, including Landlord’s office overhead costs provided that, if any such administrative or supervisory personnel are also employed on other property of Landlord, such cost of compensation shall be suitably prorated among the Premises and such other properties;

(i) payments under all service contracts relating to matters referred to in Items (a) through (h) hereof;

(j) a management fee of up to four (4%) percent of gross rents payable by Tenant;

(k) attorney’s fees and disbursements (exclusive of any such fees and disbursements incurred in tax abatement proceedings or in the preparation of leases) and auditing and other professional fees and expenses; and

(l) assessments and other amounts charged, levied or assessed against Landlord or the Premises pursuant to that certain Declaration of Covenants, Conditions, Reservations and Restrictions for West Oak Expansion dated June 26, 1995 recorded in Deed Book 8945, Page 153, Cobb County, Georgia records (the “Declaration”) as the same may be revised or amended.

Notwithstanding the foregoing, Operating Costs shall not include any of the items specified in Exhibit F attached hereto.

If, during the term of this Lease, Landlord shall make any capital expenditure, the total cost thereof shall not be included in Operating Costs for the Operating Year in which it was made, except that Landlord may include in Operating Costs for the Operating Year in which such expenditure was made and in Operating Costs for each succeeding Operating Year an annual charge off of such capital expenditure, provided such expenditure is (i) made to comply with any law, rule, regulation, order or ordinance with which the Premises complied, or was not required to comply, prior to the Commencement Date, or with any amendment or change in interpretation of any such law, rule, regulation, order or ordinance after the Commencement Date, or (ii) made to protect the health or safety of the occupants of the Premises, or (iii) made to replace worn out or obsolete items or to keep the Premises consistent with Comparable Premises, or (iv) designed to reduce Operating Costs over time. Annual charge-offs shall be equal to the level payments of principal and interest necessary to amortize the original capital expenditure over the useful life (as determined by Landlord) of the improvement, repair, alteration or replacement made with the capital expenditure, using an interest rate determined by Landlord as being the interest rate being charged at the time of the original capital expenditure for long-term mortgages by institutional lenders on like properties within the greater Atlanta, Georgia area, provided however that with respect to expenditures designed to reduce Operating Costs, the annual charge-off may be equal to the yearly cost savings achieved.

Actual Operating Costs for the 2013 calendar year that vary based on the occupancy of the Building shall be reasonably projected by Landlord on an item-by-item basis to the estimated Operating Costs that would have been incurred if ninety five percent (95%) of the Building were occupied during such year and services and utilities were being supplied to ninety five percent (95%) of the rentable area of the Building, and such projected amount shall, for the purposes hereof, be deemed to be the Operating Costs for 2013.

Notwithstanding any provision of this Section 4.2.2 to the contrary, for purposes of computing any Operating Cost Excess under this Lease, in no event shall the amount of Controllable Operating Costs, as hereinafter defined, included in Operating Costs for any Operating Year exceed the Controllable Cost Cap, as hereinafter defined, for such Operating Year. If, pursuant to the provisions of this paragraph, any portion of Controllable Operating Costs is excluded from Operating Costs in an Operating Year, such amount shall accrue and shall be included in Operating Costs (as Controllable Operating Costs) with respect to the next following Operating Year, subject to the Controllable Cost Cap for such Operating Year. Such accrual shall continue until such amount has been fully included in Operating Costs for an Operating Year and Tenant has paid Tenant’s Operating Cost Excess on account thereof notwithstanding the effect of the Controllable Cost Cap; however Tenant shall have no obligation to pay any Controllable Operating Costs which remain accrued and have not been included in Operating Costs as of the end of the Operating Year during which the term of this Lease expires. For the purposes of this paragraph the following definitions shall apply:

(a) “Controllable Operating Costs” shall mean all Operating Costs, except for the following, which shall not be subject to the limitations on increases described above: (i) the utility costs described in subparagraph (b) of the preceding definition of Operating Costs; (ii) the insurance costs described in subparagraphs (e) of the preceding definition of Operating Costs; (iii) the costs described in subparagraph (a) of the preceding definition of Operating Costs which are governed or established by collective bargaining agreements or federal or state minimum wage laws; (iv) the costs of snow and ice treatment and removal, if any, (v) costs to perform any alterations or install any improvements required by law (other than to remedy any violation existing as of the Date of this Lease, and (vi) any cost that would not have occurred but for any alterations performed by Tenant or any sublease or assignment by Tenant.

(b) “Controllable Cost Cap” shall mean (i) for the 2013 calendar year Operating Year, one hundred percent (100%) of the Controllable Operating Costs (grossed up as provided above, if applicable), and (ii) for each succeeding Operating Year, one hundred five percent (105%) of the amount of the Controllable Cost Cap for the immediately preceding Operating Year.

Provided Tenant shall have paid all amounts invoiced by Landlord on account of Operating Costs for the applicable Operating Year, Landlord shall permit Tenant, at Tenant’s sole cost and expense except as hereinafter provided, to review any of Landlord’s invoices and statements relating to Operating Costs for such Operating Year, at the place within the State of Georgia where such invoices and statements are customarily maintained by Landlord, provided such review is requested by notice given to Landlord (the “Review Notice”) within one hundred twenty (120) days after delivery of Landlord’s year-end statement of Operating Costs for the applicable Operating Year (the “Final Statement”) and thereafter undertaken by Tenant or its accountants (provided such accountants are compensated on an hourly or lump-sum basis and not on a contingency fee basis) with due diligence. If Tenant objects to Landlord’s accounting of any Operating Costs, Tenant shall, not later than the later to occur of (i) one hundred twenty (120) days after delivery of the Final Statement, or (ii) thirty (30) days after Landlord makes its invoices and statements available to Tenant if Tenant has given Landlord a Review Notice timely, give Landlord a notice (the “Dispute Notice”) that Tenant disputes the correctness of such accounting, specifying the particular items which Tenant claims are incorrect. Tenant shall be deemed to have waived any and all objections to any Final Statement or Operating Cost items as to which Tenant does not give Landlord a timely Dispute Notice. If any such dispute has not been settled by agreement within two (2) months thereafter, either party may submit the dispute to arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding on Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction.

If it should be agreed or decided that Operating Costs were overstated by five percent (5%) or more, then Landlord shall promptly reimburse Tenant for the reasonable costs incurred by Tenant in reviewing Landlord’s invoices and statements, Tenant’s reasonable arbitration costs, plus any excess amount paid by Tenant on account of overstated Operating Costs with interest at the Default Rate. If it should be agreed or decided that Operating Costs were not overstated at all, then Tenant shall, as Additional Rent, promptly reimburse Landlord for its reasonable costs incurred in the arbitration and in preparing for Tenant’s review of invoices and statements, and if it should be agreed or decided that Operating Costs shall have been understated or Tenant shall not have paid Tenant’s Operating Cost Excess in full, Tenant shall, as Additional Rent, promptly pay any deficiency. In the event of an overstatement which is less than five percent (5%), Landlord shall reimburse Tenant for the excess amount paid by Tenant on account of overstated Operating Costs without interest and each party shall be responsible for its own costs incurred in connection with such dispute. Tenant shall keep confidential all agreements involving the rights provided in this section and the results of any audits or arbitration conducted hereunder. Notwithstanding the foregoing, Tenant shall be permitted to furnish the foregoing information to its attorneys, accountants and other representatives to the extent necessary to perform their respective service for Tenant.

4.3 Personal Property and Sales Taxes. Tenant shall pay all taxes charged, assessed or imposed upon the personal property of Tenant and all taxes on the sales of services or inventory, merchandise and any other goods by Tenant in or upon the Premises.

4.4 Insurance.

4.4.1 Insurance Policies. Tenant shall, at its expense, take out and maintain, throughout the term of this Lease, the following insurance:

4.4.1.1 Commercial general liability insurance (on an occurrence basis, including without limitation, broad form contractual liability, bodily injury, property damage and fire legal liability, and, on a claims made basis, products and completed operations coverage) under which Tenant is named as an insured and Landlord and Landlord’s Agent (and the holder of any mortgage on the Premises, as set out in a notice from time to time) are named as additional insureds as their interests may appear, in an amount which shall, at the beginning of the term, be at least equal to the Commercial General Liability Insurance Limits, and, which, after the Original Term (if the term shall be extended beyond the Original Term specified in Section 1.1), shall be for such higher limits, if any, as Landlord shall reasonably establish are customarily carried in the Atlanta, Georgia area Comparable Premises used for similar purposes;

4.4.1.2 Worker’s compensation insurance with statutory limits covering all of Tenant’s employees working on the Premises;

4.4.1.3 So-called “special form” property insurance on a “replacement cost” basis covering all furniture, furnishings, fixtures and equipment and other personal property brought to the Premises by Tenant and anyone acting under Tenant and all improvements and betterments to the Premises performed at Tenant’s expense;

4.4.1.4 So-called “business income and extra expense” insurance covering the lesser of (i) twelve months loss of income, or (ii) $1,000,000; and

4.4.1.5 After the Original Term (if the term shall be extended beyond the Original Term specified in Section 1.1), such other insurance, in such amounts, as Landlord shall reasonably establish is customarily carried for Comparable Premises used for similar purposes.

4.4.2 Requirements. All such policies shall contain commercially reasonable deductibles, shall be primary with respect to any insurance policies carried by Landlord and shall be obtained from responsible companies qualified to do business and in good standing in the state or district in which the Premises are located, which companies shall have a general policy holder’s rating by A.M. Best of at least A- X or otherwise be acceptable to Landlord. A certificate of the insurer, certifying that such policy has been issued and is in effect, providing the coverage required by this Section and containing provisions specified herein, shall be delivered to Landlord prior to the commencement of the term of this Lease and, upon renewals, not less than thirty (30) days prior to the expiration of such coverage. Each such policy shall be non cancelable and not materially changed with respect to the interest of Landlord and such mortgagees of the Property without prior written notice as provided in the policy, and if the policy shall not require the insurance company to give notice directly to Landlord and/or such mortgagee, Tenant shall give such notice immediately upon having notice of any such cancellation or change. Any insurance required of Tenant under this Lease may be furnished by Tenant under a blanket policy carried by it provided that such blanket policy shall reference the Premises, and shall guarantee a minimum limit available for the Premises equal to the insurance amounts required in this Lease. Landlord may, at any time, and from time to time, upon reasonable prior notice, inspect and/or copy any and all insurance policies required to be procured by Tenant hereunder.

4.4.3 Waiver of Subrogation. Landlord and Tenant shall each secure an appropriate clause in, or an endorsement upon, each property damage insurance policy obtained by it and covering the Building, the Premises or the personal property, fixtures and equipment located therein or thereon, pursuant to which the respective insurance companies waive subrogation and permit the insured, prior to any loss, to agree with a third party to waive any claim it might have against said third party. The waiver of subrogation or permission for waiver of any claim hereinbefore referred to shall extend to the agents of each party and its employees and, in the case of Tenant, shall also extend to all other persons and entities occupying or using the Premises by, through or under Tenant.

Subject to the foregoing provisions of this Subsection 4.4.3, each party hereby releases the other with respect to any claim which it might otherwise have against the other party for any loss or damage to its property to the extent such damage is actually covered or would have been covered by policies of property insurance required by this Lease to be carried by the respective parties hereunder. In addition, Tenant agrees to exhaust any and all claims against its insurer(s) prior to commencing an action against Landlord for any loss covered by insurance required to be carried by Tenant hereunder.

4.5 Utilities. Tenant shall during the term pay all charges for telephone and other utilities or services not supplied by Landlord pursuant to Article 5, whether designated as a charge, tax, assessment, fee or otherwise, all such charges to be paid as the same from time to time become due. Except as otherwise provided in Article 5, it is understood and agreed that Tenant shall make its own arrangements for the installation or provision of all utilities and services and that Landlord shall be under no obligation to furnish any utilities to the Premises.

4.6 Late Payment of Rent. If any installment of Annual Fixed Rent or any Additional Rent is not paid within five (5) days after the date the same is due, it shall bear interest (as Additional Rent) from the date due until the date paid at the Default Rate (as defined in Section 8.4). In addition, if any installment of Annual Fixed Rent or Additional Rent is unpaid for more than five (5) days after the date due, Tenant shall pay to Landlord a late charge equal to the greater of One Hundred Dollars ($100) or five percent (5%) of the delinquent amount. Notwithstanding the foregoing, Tenant shall not be required to pay late payment interest or such late charge unless Tenant fails to pay the amount due within five (5) days after Landlord gives Tenant notice of such late payment, except that once Landlord shall have given Tenant such a notice, no such notice shall be required as a condition to Tenant’s obligation to pay late payment interest or the late charge with respect to any subsequent late payments in the same calendar year. The parties agree that the amount of such late charge represents a reasonable estimate of the cost and expense that would be incurred by Landlord in processing and administration of each delinquent payment by Tenant, but the payment of such late charges shall not excuse or cure any default by Tenant under this Lease. Absent specific provision to the contrary, all Additional Rent shall be due and payable in full ten (10) days after demand by Landlord.

4.7 Security Deposit. Upon execution of this Lease, Tenant shall deposit with Landlord one-half ($249,543.75) of the Security Deposit, in the form of a Letter of Credit (hereinafter defined), and Tenant shall deposit the balance ($249,543.75) of the Security Deposit, in the form of a second Letter of Credit, not later than April 5, 2013. The Security Deposit shall be held by Landlord as security for the faithful performance of all the terms of this Lease to be observed and performed by Tenant. The Security Deposit shall not be mortgaged, assigned, transferred or encumbered by Tenant and any such act on the part of Tenant shall be without force and effect and shall not be binding upon Landlord. Tenant shall cause the Security Deposit to be maintained in the amount of $249,543.75 through April 4, 2013 and thereafter throughout the term in the full amount set forth in Section 1.1, as such amount may be reduced pursuant to the following paragraph (the “Required Amount”).

On the first anniversary of the Commencement Date (i.e. on May 1, 2014) the Security Deposit shall be reduced by $131,980.92, on the second anniversary of the Commencement Date (i.e. on May 1, 2015) the Security Deposit shall be reduced by an additional $131,980.90, and on the third anniversary of the Commencement Date (i.e. on May 1, 2016) the Security Deposit shall be reduced by an additional $131,980.92 (each such anniversary of the Commencement Date a “Reduction Date”), leaving the Security Deposit at $103,144.76 following the third and final such reduction if Tenant shall have been entitled to all three such reductions, provided that such reductions shall only take place if (i) as of the applicable Reduction Date this Lease is in full force and effect, (ii) no Default of Tenant shall have occurred prior to the applicable Reduction Date, and (iii) Tenant shall not be in breach of this Lease as of such Reduction Date. Each letter of credit may provide for such annual reductions by amendment in the manner specified in Exhibit J hereto or otherwise in form and substance reasonably acceptable to Landlord. Notwithstanding the foregoing, once there shall have occurred a Default of Tenant or if Tenant shall be in breach of any of its obligations under this Lease as of any Reduction Date, there shall be no further reduction in the Security Deposit.

If the Annual Fixed Rent or Additional Rent payable hereunder shall be overdue and unpaid or should Landlord make any payment on behalf of the Tenant, or Tenant shall fail to perform any of the terms of this Lease, then Landlord may, at its option and without prejudice to any other remedy which Landlord may have on account thereof, appropriate and apply the entire Security Deposit or so much thereof, or make any draw against the Letter of Credit (hereinafter defined) as may be necessary to compensate Landlord toward the payment of Annual Fixed Rent, Additional Rent or other sums or loss or damage sustained by Landlord due to such breach by Tenant provided Landlord shall not appropriate any portion of any cash Security Deposit nor make a draw against the Letter of Credit absent a Default of Tenant (as defined in Section 8.1); and Tenant shall forthwith upon demand restore the Security Deposit to the Required Amount, except that Tenant’s failure to post the second Letter of Credit for the second half of the Security Deposit on or before April 5, 2013 shall be deemed a Default of Tenant without the requirement of any notice. Notwithstanding the foregoing, upon the application by Landlord of all or any portion of the Security Deposit to compensate Landlord for a failure by Tenant to pay any Annual Fixed Rent or Additional Rent when due or to perform any other obligation hereunder, and until Tenant shall have restored the Security Deposit to the Required Amount, Tenant shall be deemed to be in default in the payment of Additional Rent for purposes of Section 8.1(a)(I) hereof. Landlord shall return the Security Deposit, or so much thereof as shall have not theretofore been applied in accordance with the terms of this Section 4.7 (and less any amounts Landlord shall estimate shall be due from Tenant following year-end reconciliation of Operating Costs and Taxes and/or to reimburse Landlord for damages from any continuing default of Tenant), to Tenant within thirty (30) days following the expiration or earlier termination of the term of this Lease and the surrender of possession of the Premises by Tenant to Landlord in accordance with the terms of this Lease. While Landlord holds the Security Deposit, Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. If Landlord conveys Landlord’s interest under this Lease, the Security Deposit, or any part thereof not previously applied, shall be turned over by Landlord to Landlord’s grantee, and Tenant shall look solely to such grantee for proper application of the Security Deposit in accordance with the terms of this Section 4.7 and the return thereof in accordance herewith.

Tenant shall post the Security Deposit in the form of two (2) letters of credit (individually and collectively, the “Letter of Credit”) each in substantially the form attached hereto as Exhibit J. The Letter of Credit shall (a) be unconditional and irrevocable and otherwise in form and substance reasonably satisfactory to Landlord; (b) permit multiple draws; (c) be issued by a commercial bank reasonably acceptable to Landlord from time to time; (d) be made payable to, and expressly transferable and assignable at no charge by, Landlord; (e) be payable at sight upon presentment of a sight draft accompanied by a certificate of Landlord stating either that there has been a Default of Tenant under this Lease or that Landlord is otherwise permitted to draw upon such Letter of Credit under the express terms of this Lease, and the amount that Landlord is owed (or is permitted to draw) in connection therewith; and (f) expire not earlier than the ninety (90) days following the expiration of the term of this Lease, provided however such Letter of Credit may expire one (1) year following date of issuance but in such case Tenant shall deliver a replacement Letter of Credit and subsequent replacement Letters of Credit not less than thirty (30) days prior to the expiration of any existing Letter of Credit so that the original Letter of Credit or a replacement thereof (each of whose expiration date shall be not earlier than one year from issuance) shall be in full force and effect throughout the term of this Lease and for a period of at least ninety (90) days thereafter. Tenant shall maintain the Letter of Credit in the amount of the Security Deposit and shall deliver to Landlord any replacement Letter of Credit not less than thirty (30) days prior to the expiration of the then current Letter of Credit. Notwithstanding anything in this Section 4.7 or elsewhere in this Lease to the contrary, any grace period or cure periods which are otherwise applicable under Section 8.1 hereof, shall not apply to any of the foregoing or to any failure by Tenant to post the second Letter of Credit on or before April 5, 2013, and, specifically, if Tenant fails to comply with the requirements of subsection (f) above or if Tenant shall fail to post the second Letter of Credit for the second half of the Security Deposit by April 5, 2013 or if Tenant fails to restore the Letter of Credit to the then Required Amount within five (5) Business Days after notice from Landlord of any draw thereon by Landlord, Landlord shall have the immediate right to draw upon the Letter of Credit in full and hold the proceeds thereof as a cash security deposit. Each Letter of Credit shall be issued by a commercial bank that has a credit rating with respect to certificates of deposit, short term deposits or commercial paper of at least P-2 (or equivalent) by Moody’s Investor Service, Inc., or at least A-2 (or equivalent) by Standard & Poor’s Corporation. If the issuer’s credit rating is reduced below P-2 (or equivalent) by Moody’s Investor Service, Inc., or at least A-2 (or equivalent) by Standard & Poor’s Corporation, or if the financial condition of the issuer changes in any other materially adverse way in the reasonable judgment of Landlord, then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute Letter of Credit that complies in all respects with the requirements of this Section, and Tenant’s failure to obtain such substitute Letter of Credit within ten (10) days after Landlord’s demand therefor (with no other notice, or grace or cure period being applicable thereto) shall entitle Landlord immediately to draw upon the existing Letter of Credit in full, without any further notice to Tenant. Landlord may use, apply or retain the proceeds of the Letter of Credit to the same extent that Landlord may use, apply or retain any cash security deposit, as set forth herein. Landlord may draw on the Letter of Credit, in whole or in part in accordance with this Section 4.7, at Landlord’s election. If Landlord draws against the Letter of Credit, Tenant shall, within five (5) Business Days after notice from Landlord, provide Landlord with either an additional Letter of Credit in the amount so drawn or an amendment to the existing Letter of Credit restoring the amount thereof to the then Required Amount. Tenant hereby agrees to cooperate promptly, at its expense with Landlord to execute and deliver to Landlord any modifications, amendments and replacements of the Letter of Credit, as Landlord may reasonably request to carry out the terms and conditions hereof.

ARTICLE 5

Landlord’s Covenants

5.1 Affirmative Covenants. Landlord shall, during the term of this Lease provide the following services, all of a quality comparable to those provided to Comparable Premises:

5.1.1 Heat and Air Conditioning. Landlord shall provide HVAC sufficient to maintain the Premises at comfortable temperatures and humidity levels for general office and warehouse use in accordance with applicable ASHRAE standards during Normal Building Operating Hours, and within fifteen (15) degrees of said temperatures outside of Normal Building Operating Hours, subject to all federal, state and municipal regulations and subject to compliance by Tenant with the following and the provisions of Section 6.2.4. Normal Building Operating Hours shall be from 7:00 a.m. to 6:00 p.m. Monday through Friday and from 8:00 a.m. to 1:00 p.m. on Saturdays, excluding Building Holidays (as defined in the Rules and Regulations). If Tenant shall require HVAC at times other than Normal Building Operating Hours, Landlord shall furnish such service and Tenant shall pay therefor such commercially reasonable hourly charge as may from time to time be in effect. Such commercially reasonable hourly charge shall be determined by Landlord to reimburse Landlord for the costs incurred by Landlord to provide such service, without a mark-up for profit, and provided that Landlord’s charges for providing HVAC service to the Premises outside of Normal Building Operating Hours shall not exceed the charges for overtime HVAC service at Comparable Premises. HVAC provided outside of Normal Building Operating Hours shall be provided on a zone by zone basis in one (1) hour minimum allotments. A breakdown of Landlord’s charge as of the Date of this Lease for HVAC provided to one (1) zone outside of Normal Building Operating Hours is attached to this Lease as Exhibit K. If the temperature otherwise maintained in any portion of the Premises by the HVAC system is adversely affected in any material respect as a result of (i) the type or quantity of any lights, machines or equipment used by Tenant in the Premises, (ii) the occupancy of any portion of the Premises by more than one person per two hundred (200) square feet of rentable area, (iii) an electrical load for lighting or power in excess of the limits specified in Section 6.2.4, or (iv) any partitioning or other improvements installed by Tenant, then at Tenant’s sole cost, Landlord may install any equipment, or modify any existing equipment Landlord deems necessary to restore the temperature balance. Tenant agrees to keep closed, when necessary, blinds or other window treatments which, because of the sun’s position, must be closed to provide for the efficient operation of the air conditioning system, and Tenant agrees to cooperate with Landlord and to abide by the reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the HVAC system. Landlord shall have no responsibility for providing any service from Separate HVAC Equipment, as defined in Section 6.1.3.

5.1.2 Cleaning; Water. Landlord shall provide cleaning, maintenance and landscaping to the Premises (and snow removal to the extent necessary to maintain reasonable access to the Building and parking lots) in accordance with standards generally prevailing throughout the term hereof Comparable Premises, provide that janitorial services to the Building on weekdays that are not Building Holidays in accordance with Exhibit G; and furnish water for ordinary drinking, lavatory and toilet facilities (as opposed to special laboratory or other uses in excess of general office uses). Tenant shall pay to Landlord upon invoice the actual costs incurred by Landlord for extra cleaning work required because of carelessness, indifference, misuse or neglect on the part of Tenant or its subtenants or its or their employees or visitors. Notwithstanding the foregoing, Landlord shall not provide cleaning to the laboratory areas, clean rooms or other secured areas within the Premises as designated by Tenant (all of which shall be cleaned by Tenant in accordance with Section 6.1.3) nor shall Landlord be required to clean any portions of the Premises used for preparation, serving or consumption of food or beverages except for customary office kitchenette areas (excluding utensils and appliances used for the preparation, serving or storage of food or beverages) or used for other special purposes if same require greater, specialized or more difficult cleaning work than office areas, and Tenant agrees, at Tenant’s expense, to retain Landlord’s cleaning contractor to perform such extra cleaning, provided that the charges of such cleaning contractor shall be commercially reasonable. In no event shall Landlord be obligated to remove any construction debris.

Notwithstanding the foregoing, except as provided in Section 5.6, Tenant agrees that Landlord shall have no obligation to handle or dispose of any (a) radioactive, volatile, highly flammable, explosive or toxic materials, (b) any Hazardous Materials as defined in Section 6.2.8, (c) needles, syringes, lancets, similar sharp objects or contaminated glassware, (d) blood products, (e) body fluids, (f) human or animal tissue, discarded medical equipment and parts that were in contact with infectious agents, (g) any other waste defined as medical or infectious waste in applicable federal, state or local laws or regulations, (h) construction debris, or (i) any other waste which, because of its nature, requires special handling or disposal; any item identified in clauses “(a)” through “(i)”, above, hereinafter referred to as “Excepted Waste”. Tenant agrees that the handling and disposal of Excepted Waste, and the cleaning of any portion of the Premises that is in contact with or contaminated by Excepted Waste, shall be the sole responsibility of Tenant and Tenant shall contract directly for the handling and disposal of Excepted Waste and the cleaning of any portion of the Premises in contact with or contaminated by Excepted Waste, at Tenant’s sole cost and expense. Tenant is prohibited from placing, disposing or discarding Excepted Waste with the ordinary trash of the Building. Title to and liability for any Excepted Waste shall, at all times, remain with Tenant.

Landlord, its cleaning contractor and their respective employees shall have access to the Building after 6:00 p.m. and before 8:00 a.m. and shall have the right to use, without charge therefor, all light, power and water reasonably required to clean the Premises as required hereunder.

5.1.3 Lighting and Electricity. Landlord shall purchase and install all building standard lamps, tubes, bulbs, starters and ballasts for lighting fixtures in the Building; provide lighting to exterior areas of the Premises, and arrange for the supply of electrical power to the Building to accommodate a load not exceeding the limitations contained in Section 6.2.4. Notwithstanding the foregoing, electricity required for the operation of any supplemental HVAC equipment installed by Tenant (“Separate HVAC Equipment”) shall be separately metered at Tenant’s expense (but subject to reimbursement from Landlord’s Contribution) and that Tenant contract directly with the utility company for all such electricity.

5.1.4 Repairs. Landlord shall perform such maintenance and make such repairs and replacements to the foundation, roof, exterior walls, floor slabs, windows and exterior window glass, columns, beams, shafts (including elevator shafts) stairs and stairwells, and other structural components of the Building; to the washrooms, mechanical, electrical and telephone closets, elevators, sprinkler and other life-safety systems and base building HVAC, electrical, mechanical and plumbing systems and to the parking lots, sidewalks, driveways, curbs and landscaped areas on the Premises as may be necessary to keep them in good repair and condition consistent with Comparable Premises (exclusive of any equipment or fixtures installed by Tenant and except for any of the foregoing maintenance, repairs or replacements which are made Tenant’s obligation by the last sentence of Section 6.1.3).

5.2 Interruption. Landlord shall have no responsibility or liability to Tenant for failure, interruption, inadequacy, defect or unavailability of any services, facilities, utilities, repairs or replacements or for any failure or inability to provide access or to perform any other obligation under this Lease caused by any negligence, breach of this Lease or other wrongful conduct of Tenant or Tenant’s servants, agents, employees or licensees or by any other event or circumstance beyond the reasonable control of Landlord, and in no event shall Landlord be liable to Tenant for any indirect or consequential damages suffered by Tenant due to any such failure, interruption, inadequacy, defect or unavailability; and failure or omission on the part of Landlord to furnish any of same for any of the reasons set forth in this paragraph shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease; provided that Landlord shall use commercially reasonable efforts, to the extent practicable, to minimize the severity and duration of any such failure, interruption or unavailability of services, utilities, repairs or replacements required to be provided or performed by Landlord hereunder so long as the same is not caused by the negligence, breach of this Lease or other wrongful conduct of Tenant or anyone acting under Tenant or by any alterations, additions or work performed by Tenant or anyone acting under Tenant.

Landlord reserves the right to deny access to the Building and to interrupt the services of the HVAC, plumbing, electrical or other mechanical systems or facilities in the Building when necessary from time to time by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary, until such repairs, alterations, replacements or improvements shall have been completed. Landlord shall use reasonable efforts to minimize the duration of any such interruption and to give to Tenant not less than three (3) Business Days’ notice if service is to be interrupted, except in cases of emergency.

If due to Landlord’s default, (i) the Premises or any portion thereof are rendered untenantable (meaning, for purposes hereof and Section 10.5.1, that Tenant is unable to use all or such portion of the Premises for the conduct of its business for any of the Permitted Uses in the ordinary course and without its operations being adversely affected in any material respect) for a period of more than five (5) consecutive Business Days following notice from Tenant due to a lack of any of services, repairs or utilities that Landlord is required to provide or perform pursuant to this Lease, and (ii) Tenant shall, concurrently with the giving of such notice, discontinue use of the Premises or the portion thereof which is unusable as a result (other than for sporadic purposes such as salvage, security or retrieval of property), then as Tenant’s sole remedy (except for Tenant’s self-help remedy under Section 10.5.1 and the termination right contained in this paragraph, if either or both are applicable) the Annual Fixed Rent and Additional Rent on account of Taxes and Operating Costs shall be equitably abated for such portion of the Premises rendered unusable for the period commencing on the expiration of such five (5) Business Day period and ending on the date that the Premises (or such portion) is rendered usable. If more than fifty percent (50%) of the Premises is rendered unusable and if Tenant shall vacate the entire Premises, then the aforesaid abatement shall be a full abatement. In addition, if Tenant is entitled to a full abatement of Annual Fixed Rent hereunder for a period in excess of one hundred and eighty (180) consecutive days, and if Tenant shall have discontinued the conduct of business in the entire Premises during all of such abatement period, Tenant thereafter shall have the right to terminate the term of this Lease by giving notice of such election to Landlord at any time before Landlord shall have remedied the condition giving rise to such abatement. Any notice from Tenant pursuant to the first sentence of this paragraph shall expressly state that the failure of Landlord to cure any claimed default timely shall give rise to Tenant’s rights of rent abatement and termination hereunder.

5.3 Intentionally Omitted.

5.4 Access. Subject to Section 5.2 and to the Rules and Regulations and Landlord’s access control procedures for the Building, Tenant shall have access to the Premises at all times. Tenant acknowledges that Tenant is responsible for providing security to the Premises following Tenant’s entry onto the Premises for any reason and for its own personnel whenever located therein.

5.5 Parking. From the Date of this Lease until the Balance Delivery Date, Tenant and its employees and invitees may use up to one hundred eighty (180) of the unreserved parking spaces in the parking lot appurtenant at the Building (the “Parking Lot”). For the portion of the term commencing on the Balance Delivery Date, Tenant and it’s employees and invitees shall have the exclusive right to use all of the parking spaces in the Parking Lot, provided that Landlord shall have no obligation to enforce such exclusivity (but Tenant may use reasonable and lawful measures to enforce its rights) and Landlord and its agents and contractors shall be entitled to reasonable parking rights in furtherance of Landlord’s obligations under this Lease. Tenant shall not park or install or permit its invitees to park or install any trailers, semi-trailers or other commercial trucks in the Parking Lot or elsewhere on the Premises, except for routine parking of delivery/shipping vehicles during normal loading and unloading activities in the dock areas appurtenant to the Building. Landlord reserves the right to change entrances or exits and alter traffic flow within the Parking Lot, and to otherwise modify the Parking Lot to any extent provided that the aggregate number of parking spaces available to Tenant is not materially reduced. Landlord further reserves the right to close the Parking Lot temporarily for maintenance and repairs.

5.6 Landlord’s Hazardous Materials Agreement. Landlord shall comply in all material respects with all Environmental Laws (as defined in Section 6.2.8) in its operation of the Premises. Provided Tenant shall have complied with its obligations under Section 6.2.8, Landlord shall, in a manner that complies with all Environmental Laws, remove, transport and dispose of any Hazardous Material (as defined in Section 6.2.8) and perform all remediation and cleanup of the Premises necessary to cause the Premises to comply in all material respects with Environmental Laws. In addition to the indemnification specified in Section 5.8 below, Landlord shall indemnify and defend Tenant from any and all claims, or threatened claims of third parties, including without limitation, claims for death of or injury to any person or damage to any property; actions; administrative proceedings; judgments; penalties, fines, remediation costs, attorneys’ fees and expenses, consultant fees, and expert fees arising from or for which Tenant is held to be liable as a result of, any breach by Landlord of the forgoing agreements of Landlord.

5.7 Mold. It is understood that mold spores are present throughout the Atlanta, Georgia area and that mold can grow in most any moist location. The parties acknowledge the necessity of housekeeping, ventilation, and moisture control for mold prevention. Tenant agrees to notify Landlord immediately if it observes mold or mildew and/or moisture conditions within the Building (from any source, including leaks). Upon receiving any such notice, Landlord shall promptly take appropriate measures to evaluate the condition and appropriate corrective action in compliance with Environmental Laws (all at Landlord’s sole cost and expense if such condition exists as of the Commencement Date), except that if it is determined that such condition is attributable to any negligence or breach of this Lease by Tenant or anyone acting under Tenant, any alterations performed or equipment installed by Tenant, or any particular use of the Premises by Tenant (i.e. other than mere occupancy for general office or warehouse purposes), then Tenant shall take such corrective action at Tenant’s sole cost and expense and Tenant shall reimburse Landlord for its reasonable third party costs (if any) to perform such evaluation.

5.8 Indemnification of Tenant. Subject to the provisions of Sections 4.4.3, 10.4 and 10.5 (each of which shall control in the event of any conflict or inconsistency with this Section 5.7), Landlord shall defend and indemnify Tenant and its directors, officers, agents and employees against and from any and all claims, liabilities or penalties asserted by or on behalf of any third party on account of bodily injury or damage to the property of such third party (excluding damage to the property of any subtenant or assignee of Tenant) arising out of the negligence, breach of this Lease or other wrongful conduct of Landlord or its agents, contractors or employees during the term of this Lease. In case of any action or proceeding brought against Tenant by reason of any such claim, Landlord, upon notice from Tenant, shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Tenant.

ARTICLE 6

Tenant’s Additional Covenants

6.1 Affirmative Covenants. Tenant shall do the following:

6.1.1 Perform Obligations. Tenant shall perform promptly all of the obligations of Tenant set forth in this Lease; and pay when due the Annual Fixed Rent and Additional Rent and all other amounts which by the terms of this Lease are to be paid by Tenant.

6.1.2 Use. Tenant shall, during the term of this Lease, use the Premises only for the Permitted Uses and from time to time, procure and maintain all licenses and permits necessary therefor and for any other use or activity conducted at the Premises, at Tenant’s sole expense.

6.1.3 Repair and Maintenance. Subject only to Landlord’s obligations under Article 5, Tenant shall, during the term of this Lease, maintain the Premises in neat and clean order and condition and perform all repairs to the Premises and all fixtures, systems, and equipment therein (including Tenant’s equipment, fixtures and other personal property and any Separate HVAC Equipment ) as are necessary to keep them in good and clean working order, appearance and condition, reasonable use and wear thereof and damage by fire or by unavoidable casualty only excepted and shall replace any damaged or broken glass in windows and doors of the Premises (except glass in the exterior walls of the Building) with glass of the same quality as that damaged or broken. Notwithstanding the foregoing or the provisions of Section 6.1.4 below, Tenant shall not be required to make any repairs, alterations or additions or perform any maintenance to any portion of the Premises that Landlord is obligated to repair, maintain or keep in good repair and condition pursuant to Article 5 except to the extent such repairs, alterations, additions, repairs or maintenance shall be required due to (i) any particular use of the Premises by Tenant (as distinguished from occupancy for mere general office or warehouse uses), or (ii) any alterations, additions or work performed by Tenant, or (iii) any negligence, breach of this Lease or other wrongful conduct of Tenant, its servants, agents, customers, contractors, employees, invitees, or licensees.

6.1.4 Compliance with Law. Tenant shall, during the term of this Lease, conduct its operations at the Premises in compliance with, and make all repairs, alterations, additions or replacements to the Premises required by, all applicable laws, ordinances, codes and regulations, and all applicable orders public authorities and the Declaration, and keep the Premises equipped with all safety appliances so required; provided that Tenant shall only be responsible for such repairs, alterations, additions replacements and safety appliances to the extent the need therefor arises out of any particular use or manner of use of the Premises by Tenant (i.e. other than mere occupancy for general office or warehouse purposes) or any work performed by Tenant, except that Tenant may (but only so long as (i) Landlord shall not be subject to any fine or charge, (ii) neither the Premises nor any portion thereof shall be subject to being condemned or vacated and (iii) neither the Premises nor any portion thereof shall be subject to any lien or encumbrance) defer compliance so long as the validity of any such law, ordinance, order or regulation shall be contested by Tenant in good faith and by appropriate legal proceedings, if Tenant first gives Landlord assurance or security against any loss, cost or expense on account thereof in form and amount acceptable to Landlord.

6.1.5 Indemnification. Tenant shall neither hold, nor attempt to hold, Landlord or its employees or Landlord’s agents or their employees liable for, and subject to Section 4.4.3 and the second paragraph of Section 8.3 (each of which shall control in the event of any conflict or inconsistency with this Section 6.1.5), Tenant shall indemnify and hold harmless Landlord, its employees and Landlord’s agents and their employees from and against, any and all demands, claims, causes of action, fines, penalties, damage, liabilities, judgments and expenses (including, without limitation, attorneys’ fees) incurred in connection with or arising from: (i) the use or occupancy or manner of use or occupancy of the Premises by Tenant or any person claiming under Tenant; (ii) any acts, omissions or negligence of Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees or visitors of Tenant or any such person; (iii) any breach, violation or nonperformance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees or visitors of Tenant or any such person of any term, covenant or provision of this Lease or any law, ordinance or governmental requirement of any kind; (iv) claims of brokers or other persons for commissions or other compensation arising out of any actual or proposed sublease of any portion of the Premises or assignment of Tenant’s interest under this Lease, or Landlord’s denial of consent thereto or exercise of any of Landlord’s other rights under Section 6.2.1; and (v ) any injury or damage to the person, property or business of Tenant, its employees, agents, contractors, invitees or visitors. If any action or proceeding is brought against Landlord or its employees or Landlord’s agents or their employees by reason of any such claim, Tenant, upon notice from Landlord, shall defend the same, at Tenant’s expense, with counsel reasonably satisfactory to Landlord. Notwithstanding the foregoing in no event shall this Section 6.1.5 require Tenant to indemnify or defend Landlord or its employees or Landlord’s agents or their employees against any loss, cost, damage, liability, claim, or expense to the extent arising out of the negligence, breach of this Lease or willful misconduct of Landlord or Landlord’s Agent, or the contractors, agents, employees or invitees (other than Tenant ) of either.

6.1.6 Landlord’s Right to Enter. Tenant shall, during the term of this Lease, permit Landlord and its agents and invitees to enter into and examine the Premises at reasonable times and to show the Premises to prospective lessees, lenders, partners and purchasers and others having a bona fide interest in the Premises, and to make such repairs, alterations and improvements and to perform such testing and investigation as Landlord shall reasonably determine to make or perform, and, during the last six (6) months prior to the expiration of this Lease, to keep affixed in suitable places notices of availability of the Premises.

Except in instances posing an imminent threat to life or property, and except for any entry pursuant to the performance of Landlord’s routine janitorial obligations under Article 5, Landlord shall use reasonable efforts to exercise its rights of entry under this Section 6.1.6 only on Business Day and during Normal Building Operating Hours and Landlord shall give Tenant reasonable notice prior to making any entry into the Building, provided, however, notwithstanding Section 10.1 to the contrary, such notice or request for entry by Landlord hereunder may be made orally. Except in instances posing an imminent threat to life or property or to perform Landlord’s routine janitorial obligations under Article 5, Landlord’s personnel, agents and contractors shall not seek entry into the Building unless accompanied by an employee of Tenant, and Tenant agrees to give Landlord and its agents and contractors access to the Building promptly upon receiving a request from Landlord therefor. Tenant shall provide Landlord with the name and telephone number of a representative of Tenant (the “Tenant Contact”) whom Landlord can contact twenty four (24) hours per day, seven (7) days per week to obtain access to the Building. If Tenant fails to give Landlord reasonably prompt access to the Building or to any portion thereof to perform its obligations or to exercise its rights under this Lease after Landlord shall have given (or shall have attempted to give) the Tenant Contact a request for access, then Landlord may enter the Building or such portion without further notice to Tenant and without being accompanied by a representative of Tenant and by force if necessary, and Landlord shall have no liability whatsoever to Tenant as a result of such entry and Tenant shall pay all reasonable costs and expenses incurred by Landlord to repair or reconstruct any damage to the Premises or Building resulting from any such forcible entry by Landlord.

6.1.7 Personal Property at Tenant’s Risk. Tenant shall, during the term of this Lease keep, at the sole risk and hazard of Tenant, all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which may be on the Premises.

6.1.8 Payment of Landlord’s Cost of Enforcement. Tenant shall pay on demand Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease as provided in Section 8.4, excluding expenses arising from Landlord’s negligence, breach of this Lease or willful misconduct.

6.1.9 Yield Up. Tenant shall, at the expiration or earlier termination of the term of this Lease, or upon any earlier reentry or retaking of possession of the Premises by Landlord and/or termination of Tenant’s right of possession and/or occupancy of the Premises, as applicable, surrender all keys to the Premises; remove all of its trade fixtures and personal property in the Premises; remove such installations, alterations, signs, and improvements made by or on behalf of Tenant as Landlord may request wherever located and all of Tenant’s signs; repair all damage caused by such removal; complete all facility closeout procedures (including, without limitation, cleaning and/or removal of systems, equipment and installations and repair of damage caused thereby, filing of reports and obtaining necessary inspections) required by applicable laws, codes and regulations by reason of any laboratory or manufacturing use of the Premises by Tenant (collectively, “Closeout Requirements”) and vacate and yield up the Premises broom clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease. Any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises and for use and occupancy during the period after the expiration or earlier termination of the term of this Lease and prior to the performance by Tenant of its obligations under this subsection 6.1.9. Tenant shall further indemnify Landlord against all loss, cost and damage resulting from Tenant’s failure or delay in surrendering the Premises as above provided.

Notwithstanding the preceding provisions of this Section 6.1.9, except for any items that must be removed by applicable Closeout Requirements (which must be removed by Tenant in all events), Tenant shall not be required to remove (i) any of the initial tenant improvements shown or described in the Preliminary Plans and Preliminary Pricing Construction Notes attached hereto as Exhibit L that are constructed in compliance with the requirements of this Lease, or (ii) any subsequent alterations or improvements made to the Premises by Tenant during the term that are not High Demo Cost Improvements, as hereinafter defined, except that Landlord may, at its discretion, require Tenant to remove not later than the expiration or earlier termination of the term, any Separate HVAC Equipment installed by Tenant in the “Clean Room” or elsewhere in or about the Building, repair any damage caused by such removal and reinstall the base building HVAC supply once such Separate HVAC Equipment has been removed, and in such case Tenant shall perform such testing and balancing as is necessary to ensure that the HVAC system is performing in accordance with the original design specification and Tenant shall provide Landlord with a report from a licensed engineer confirming the same.

“High Demo Cost Improvements” shall mean alterations or improvements made by Tenant that would have a demolition and/or removal (including repair or restoration of affected areas) cost that is materially in excess of the demolition and/or removal cost commonly associated with customary office or warehouse improvements. For purposes of this paragraph, “customary office and warehouse improvements” shall mean leasehold improvements similar to those customarily made in connection with general office and warehouse uses by tenants occupying Comparable Premises, and include, without limitation, gypsum board, interior doors and partitions, ceiling grids and tiles, Building standard fluorescent lighting panels, millwork and carpeting. High Demo Cost Improvements shall include, without limitation, raised computer floors, supplemental HVAC systems and equipment, personal restroom shower stalls, and any alterations altering or modifying the structural elements of the Building, including internal stairs. Tenant may include in its request for Landlord’s approval of any subsequent alterations or improvements made by Tenant during the term, a request (which shall be in capital letters in bold-faced type) that Landlord identify any High Demo Cost Improvements in such subsequent alterations or improvements which Landlord will require be removed at the end of the term. In that event, unless Landlord in its consent expressly requires Tenant to remove the specified High Demo Cost Improvements at the end of the term, Landlord shall be deemed to have waived its right to require such removal hereunder.

6.1.10 Rules and Regulations. Tenant shall, during the term of this Lease, observe and abide by the Rules and Regulations of the Premises set forth as Exhibit B, as the same may from time to time be amended or supplemented (the “Rules and Regulations”) provided any changes or additions to the Rules and Regulations specified in Exhibit B shall be commercially reasonable and consistent with those of Comparable Premises and Tenant shall have no obligation to comply with any such changes or additions until three (3) Business Days after it shall have been given notice thereof. Tenant shall further be responsible for compliance with the Rules and Regulations by the employees, servants, agents and visitors of Tenant. The failure of Landlord to enforce any of the Rules and Regulations against Tenant shall not be deemed to be a waiver of such Rules and Regulations. Tenant shall be liable for all injuries or damages sustained by Landlord or Landlord’s agents arising by reason of any breach of the Rules or Regulations by Tenant or by Tenant’s agents or employees.

6.1.11 Estoppel Certificate. Tenant shall, within ten (10) days following written request by Landlord, execute, acknowledge and deliver to Landlord a statement in form reasonably satisfactory to Landlord in writing certifying, to the best of Tenant’s knowledge, information and belief, that this Lease is unmodified and in full force and effect and that Tenant has no defenses, offsets or counterclaims against its obligations to pay the Annual Fixed Rent and Additional Rent and any other charges and to perform its other covenants under this Lease (or, if there have been any modifications, that this Lease is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), the dates to which the Annual Fixed Rent and Additional Rent and other charges have been paid, and any other matter pertaining to this Lease. Any such statement delivered pursuant to this subsection 6.1.11 may be relied upon by any prospective purchaser or mortgagee of the Premises, or any prospective assignee of such mortgage.

Landlord shall, within twenty (20) days following written request by Tenant, execute and deliver to Tenant a statement confirming, to the best of Landlord’s knowledge, information and belief (i) the Commencement Date, (ii) whether or not the Lease is in full force and effect, (iii) the amendments to the Lease, if any, (iv) the dates to which the Annual Fixed Rent and Additional Rent and other charges have been paid, and (v) whether or not Landlord has given Tenant any notice of a default under the Lease.

6.1.12 Landlord’s Expenses For Consents. Tenant shall reimburse Landlord, as Additional Rent, promptly on demand for all reasonable third-party legal, engineering and other professional services expenses incurred by Landlord in connection with all requests by Tenant for consent or approval under this Lease.

6.1.13 Financial Information. Tenant shall, from and after the Date of this Lease and thereafter throughout the term of this Lease, provide Landlord with such information as to Tenant’s financial condition and/or organizational structure as Landlord or the holder of any mortgage of the Premises requires, within fifteen (15) days of request. Tenant shall be deemed to have complied with its obligations under this Section 6.1.13 so long as Tenant is a reporting company under the Exchange Act of 1934 (a “Reporting Company”) and is current in its periodic filings.

6.2 Negative Covenants. Tenant shall not do the following.

6.2.1 Assignment and Subletting. Tenant shall not assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Lease or any interest herein or sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, or the Premises to be offered or advertised for assignment or subletting, except as hereinafter provided. Unless Tenant is a Reporting Company, any transfer (either in a single transaction or a series of related transactions) of the stock or partnership or beneficial interests or other evidences of ownership of Tenant or the issuance of additional stock or partnership or beneficial interests or other indicia of ownership in Tenant which shall result in a change in control of Tenant or any transaction pursuant to which Tenant is merged or consolidated with another entity or pursuant to which all or substantially all of Tenant’s assets are transferred to any other entity shall be deemed to be an assignment of this Lease. For purposes of the preceding sentence, the term “control” shall mean ownership or control of more than fifty percent (50%) of the stock or other indicia of ownership of Tenant.

Notwithstanding the foregoing, Tenant may, without the need for Landlord’s consent, but only upon not less than ten (10) days prior notice to Landlord, assign its interest in this Lease (a “Permitted Assignment”) to (i) any entity which shall be a successor to Tenant either by merger or consolidation (a “Merger”) or to a purchaser of all or substantially all of Tenant’s assets in either case provided the successor or purchaser shall have a tangible net worth, after giving effect to the transaction, of not less than the greater of the net worth of Tenant named in Section 1.1 as of the Date of this Lease (the “Required Net Worth”) or (ii) any entity (an “Affiliate”) which is a direct or indirect subsidiary or parent (or a direct or indirect subsidiary of a parent) of the named Tenant set forth in Section 1.1, in either case of (i) or (ii) only so long as (I) the principal purpose of such assignment is not the acquisition of Tenant’s interest in this Lease (except if such assignment is made for a valid intracorporate business purpose to an Affiliate) and is not made to circumvent the provisions of this Section 6.2.1, (II) except if pursuant to a Merger permitted by clause (i) above, Tenant shall, contemporaneously with such assignment, provide Landlord with a fully executed counterpart of any such assignment, which assignment shall comply with the provisions of this Section 6.2.1 and shall include an agreement by the assignee in form reasonably satisfactory to Landlord, to assume all of Tenant’s obligations under this Lease and be bound by all of the terms of this Lease, (III) in the case of an actual or deemed assignment pursuant to clause (i), Tenant shall provide Landlord, not less than ten (10) days in advance of any such assignment, evidence reasonably satisfactory to Landlord of the Required Net Worth of the successor or purchaser, and (IV) there shall not be a Default of Tenant (unless Tenant shall have cured the same and Landlord shall have elected to accept such cure and not to exercise its rights of termination or retaking of possession pursuant to Section 8.2) at the effective date of such assignment. Tenant shall also be permitted, without the need for Landlord’s consent, but only upon not less than ten (10) days prior notice to Landlord, to enter into any sublease (a “Permitted Sublease”) with any Affiliate provided that such sublease shall expire upon any event pursuant to which the sublessee thereunder shall cease to be an Affiliate. Any assignment to an Affiliate shall provide that it may, at Landlord’s election, be terminated and deemed void if during the term of this Lease such assignee or any successor to the interest of Tenant hereunder shall cease to be an Affiliate.

In the event that Tenant shall intend to enter into any sublease or assignment other than a Permitted Sublease or Permitted Assignment, then Tenant shall, not later than forty five (45) days prior to the proposed commencement of such sublease or assignment, give Landlord notice of such intent, identifying the proposed subtenant or assignee, all of the terms and conditions of the proposed sublease or assignment and such other information as the Landlord may reasonably request. If Landlord consent to such sublease or assignment, but Tenant shall not enter into such sublease or assignment on the terms and conditions set forth in such notice from Tenant within one hundred twenty (120) days of the initially proposed sublease or assignment commencement date and shall still desire to enter into any sublease or assignment, the first sentence of this paragraph shall again become applicable.

Landlord shall not unreasonably condition or withhold its consent to the applicable assignment or sublease, provided that, in addition to any other reasonable grounds for withholding of consent, Landlord may withhold its consent if in Landlord’s good faith judgment: (i) the proposed assignee or subtenant does not have the financial strength to perform its obligations under the proposed assignment or sublease, which standard shall be deemed to be satisfied if the proposed assignee or subtenant shall have a tangible net worth at least equal to that of MiMedx Group, Inc. as of the Date of this Lease; (ii) the proposed assignee or subtenant is a business competitor of Landlord or is an affiliate of a business competitor of Landlord; (iii) the identity of the proposed assignee or subtenant is, or the intended use of any part of the Premises, would be, in Landlord’s determination, inconsistent with first-class office space or any covenants, conditions or restrictions binding on Landlord or applicable to the Premises; (iv) the use of the Premises by the proposed assignee or subtenant would require Landlord to perform any alterations to the Premises to cause it to comply with applicable laws unless Tenant shall have agreed in writing to reimburse Landlord for all such costs; or (v) any such sublease shall result in the Building being occupied by more than five (5) parties (including Tenant) at any one time.

If this Lease is assigned or if the Premises or any part thereof are sublet (or occupied by any party other than Tenant and its employees) Landlord may collect the rents from such assignee, subtenant or occupant, as the case may be, and apply the net amount collected to the Annual Fixed Rent and Additional Rent herein reserved, but no such collection shall be deemed a waiver of the provisions set forth in the first paragraph of this Subsection 6.2.1, the acceptance by Landlord of such assignee, subtenant or occupant, as the case may be, as a tenant, or a release of Tenant from the future performance by Tenant of its covenants, agreements or obligations contained in this Lease.

Any sublease of all or any portion of the Premises shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subject or subordinate, that other than the payment of Annual Fixed Rent and Additional Rent due pursuant to Sections 4.1, 4.2.1 and 4.2.2 or any obligation relating solely to those portions of the Premises which are not part of the subleased premises, the subtenant shall comply with and be bound by all of the obligations of Tenant hereunder, that unless Landlord waives such prohibition, the subtenant may not enter into any sub-sublease, sublease assignment, license or any other agreement granting any right of occupancy of any portion of the subleased premises; and that Landlord shall be an express beneficiary of any such obligations, and that in the event of termination of this Lease or reentry or dispossession of Tenant by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that neither Landlord nor any mortgagee of the Premises, as holder of a mortgage or as Landlord under this Lease if such mortgagee succeeds to that position, shall (a) be liable for any act or omission of Tenant under such sublease, (b) be subject to any credit, counterclaim, offset or defense which theretofore accrued to such subtenant against Tenant, or (c) be bound by any previous modification of such sublease unless consented to by Landlord and such mortgagee or by any previous prepayment of more than one (1) month’s rent, (d) be bound by any covenant of Tenant to undertake or complete any construction of the Premises or any portion thereof, (e) be required to account for any security deposit of the subtenant other than any security deposit actually received by Landlord, (f) be bound by any obligation to make any payment to such subtenant or grant any credits unless specifically agreed to by Landlord and such mortgagee, (g) be responsible for any monies owing by Tenant to the credit of subtenant or (h) be required to remove any person occupying the Premises or any part thereof; and such sublease shall provide that the subtenant thereunder shall, at the request of Landlord, execute a suitable instrument in confirmation of such agreement to attorn. To enable Landlord to confirm that any sublease which Tenant shall desire to enter into shall comply with the provisions of this Section 6.2.1, Tenant shall submit the final form of sublease to Landlord not less than thirty (30) days prior to its execution. The provisions of this paragraph shall not be deemed a waiver of the provisions set forth in the first paragraph of this Subsection 6.2.1.

Tenant shall not enter into, nor shall it permit any person having an interest in the possession, use, occupancy or utilization of any part of the Premises to enter into, any sublease, license, concession, assignment or other agreement for use, occupancy or utilization of the Premises (i) which provides for rental or other compensation based on the income or profits derived by any person or on any other formula such that any portion of such sublease rental, or other consideration for a license, concession, assignment or other occupancy agreement, would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code or any similar or successor provision thereto, or (ii) under which fifteen percent (15%) or more of the total rent or other compensation received by Tenant is attributable to personal property and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffectual as a conveyance of any right or interest in the possession, use, occupancy or utilization of such part of the Premises.

No subletting or assignment shall in any way impair the continuing primary liability of the named Tenant set forth in Section 1.1 and any immediate or remote successor in interest, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain the Landlord’s written approval in the case of any other subletting or assignment. The joint and several liability of Tenant named herein and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (a) agreement which modifies any of the rights or obligations of the parties under this Lease, (b) stipulation which extends the time within which an obligation under this Lease is to be performed, (c) waiver of the performance of an obligation required under this Lease, or (d) failure to enforce any of the obligations set forth in this Lease. No assignment, subletting or occupancy shall affect the Permitted Uses. Any subletting, assignment or other transfer of Tenant’s interest in this Lease in contravention of this Subsection 6.2.1 shall be voidable at Landlord’s option.

If the rent and other sums (including, without limitation, all monetary payments plus the reasonable value of any services performed or any other thing of value given by any assignee or subtenant in consideration of such assignment or sublease), either initially or over the term of any assignment or sublease (other than a Permitted Assignment of a Permitted Sublease), payable by such assignee or subtenant exceed the Annual Fixed Rent plus Additional Rent called for hereunder with respect to the space assigned or sublet (any such excess, “Excess Income”), Tenant shall pay fifty percent (50%) of such Excess Income to Landlord, as Additional Rent, payable monthly at the time for payment of Annual Fixed Rent provided that Tenant may deduct the following “Transfer Expenses” paid by Tenant in connection with such assignment or sublease from the monthly payments of Excess Income until the same are fully credited against Excess Income: (i) the cost of alterations or improvements made by Tenant to the Premises in order to consummate an assignment or sublease, including fees for design or engineering services and contributions provided to the assignee or subtenant for such purposes, (ii) moving allowances, lease buy-outs or other financial inducements provided to the assignee or subtenant, (iii) advertising costs, (iv) brokerage commissions or fees, and (v) attorneys fees. Tenant shall not deduct any Transfer Expenses from Excess Incomes until Tenant shall have delivered to Landlord reasonable documentation establishing the amount of the Transfer Expenses paid by Tenant. Nothing in this paragraph shall be deemed to abrogate the provisions of this Subsection 6.2.1 and Landlord’s acceptance of any sums pursuant to this paragraph shall not be deemed a granting of consent to any assignment of the Lease or sublease of all or any portion of the Premises.

6.2.2 Nuisance. Tenant shall not injure, deface or otherwise harm the Premises; nor commit any nuisance; nor permit in the Premises any vending machine (except such as is used for the sale of merchandise to employees of Tenant) or inflammable fluids or chemicals (except such as are customarily used in connection with standard office equipment or permitted pursuant to Section 6.2.8); nor permit any cooking to such extent as requires special exhaust venting; nor permit the emission of any objectionable noise or odor; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate or increase the premiums for any of Landlord’s insurance or which is liable to render necessary any alteration or addition to the Building; nor conduct any auction, fire, “going out of business” or bankruptcy sales.

6.2.3 Floor Load; Heavy Equipment. Tenant shall not place a load upon any floor of the Premises exceeding the lesser of the floor load capacity which such floor was designed to carry or which is allowed by law. Landlord reserves the right to prescribe the weight and position of all heavy business machines and equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment which cause vibration or noise shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, construction materials or fixtures into or out of the Premises without Landlord’s prior consent which consent may include a requirement to provide insurance naming Landlord, and the holder of any mortgage affecting the Premises, as additional insureds, with such coverage and in such amount as Landlord reasonably requires. If any such safe, machinery, heavy equipment, freight, or fixtures requires special handling, Tenant agrees to employ only persons holding a master rigger’s license to do said work, and that all work in connection therewith shall comply with applicable laws and regulations. Any such moving shall be at the sole risk and hazard of Tenant and Tenant hereby agrees to exonerate, indemnify and save Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving. Tenant shall schedule such moving at such times as Landlord shall reasonably designate.

6.2.4 Electricity. Tenant shall not connect to the electrical distribution system serving the Premises (i) a total load exceeding the lesser of the capacity of such system (ii) any apparatus or device in the Premises which would cause Tenant’s electrical demand load for lighting, convenience outlets and connected equipment to exceed 4.0 watts square foot of Premises Rentable Area.

6.2.5 Installation, Alterations or Additions. Tenant shall not make any installations, alterations, additions or improvements (collectively and individually referred to in this paragraph as “work”) in, to or on the Premises nor permit the making of any holes in the walls, partitions, ceilings or floors without on each occasion obtaining the prior consent of Landlord, and then only pursuant to plans and specifications approved by Landlord in advance in each instance. Landlord’s approval shall not be unreasonably withheld or delayed with respect to alterations, additions or improvements which do not affect the structural elements of the Building, equal or exceed Building standards in quality and do not adversely affect or require any modifications to the base building plumbing, heating, ventilating, air-conditioning, mechanical, electrical or life-safety systems, are not visible from outside of the Building and shall not increase Taxes or Operating Costs nor require Landlord to perform any work to the Premises. Notwithstanding the foregoing, Tenant may, without Landlord’s prior consent but upon not less than five (5) Business Days’ notice (which shall reasonably describe the work) to Landlord perform any non-structural work within the Building provided such work costs (together with any related work) not more than $25,000 and does not modify or affect the operation of the base building plumbing, heating, ventilating, air-conditioning, mechanical, electrical or life-safety systems. All work to be performed to the Premises by Tenant shall (i) be performed in a good and workmanlike manner by contractors approved in advance by Landlord and in compliance with the provisions of Exhibit C and all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws, (ii) be made at Tenant’s sole cost and expense and at such times and in such a manner as Landlord may from time to time designate, and (iii) be free of liens and encumbrances and become part of the Premises and the property of Landlord without being deemed additional rent for tax purposes, Landlord and Tenant agreeing that Tenant shall be treated as the owner of the work for tax purposes until the expiration or earlier termination of the term hereof, subject to Landlord’s rights pursuant to Section 6.1.9 to require Tenant to remove the same at or prior to the expiration or earlier termination of the term hereof and, to the extent Landlord shall make such election, title thereto shall remain vested in Tenant at all times. Tenant shall pay promptly when due the entire cost of any work to the Premises so that the Premises, shall at all times be free of liens, and, at Landlord’s request, Tenant shall furnish to Landlord a bond or other security acceptable to Landlord assuring that any such work will be completed in accordance with the plans and specifications theretofore approved by Landlord and assuring that the Premises will remain free of any mechanics’ lien or other encumbrances that may arise out of such work. Prior to the commencement of any such work, and throughout and until completion thereof, Tenant shall maintain, or cause to be maintained, the insurance required by Exhibit D, all with coverage limits as stated therein or such higher limits as shall be reasonably required by Landlord provided that any such higher limits shall be consistent with the insurance required to be provided by tenants or their contractors undertaking similar work at Comparable Premises. In addition, Tenant shall save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or arising out of such work. Whenever and as often as any mechanic’s or materialmen’s lien shall have been filed against the Premises based upon any act of Tenant or of anyone claiming through Tenant, Tenant shall within five (5) Business Days of notice from Landlord to Tenant take such action by bonding, deposit or payment as will remove or satisfy the lien. Tenant shall, upon request of Landlord, execute and deliver to Landlord a bill of sale covering any work Tenant shall be required to surrender hereunder.

6.2.6 Intentionally omitted.

6.2.7 Signs. Except as provided in this Section 6.2.7, Tenant shall not paint or place any signs or place any curtains, blinds, shades, awnings, aerials, or the like, visible from the exterior of the Premises.

Tenant may install a sign or lettering identifying Tenant to be placed on or adjacent to the entry doors to the Premises (including the back entrance) provided such sign or lettering conforms to building standards adopted by Landlord and Landlord shall have approved the same, subject to the Declaration.

So long as this Lease is still in full force and effect, Tenant shall have the right, subject to the requirements of the Declaration and applicable laws and codes, to install and maintain, at its sole cost and expense, a sign panel identifying Tenant on each of the two (2) existing sign monuments located adjacent to the entrances to the Parking Lot. Such sign panels shall be subject to Landlord’s approval, which shall not be unreasonably withheld or delayed. Tenant, at its sole cost and expense, shall keep Tenant’s monument sign panels in good repair and condition and Tenant shall remove such sign panels prior to the expiration or earlier termination of this Lease.

So long as this Lease is still in full force and effect, Tenant shall have the right, subject to the requirements of the Declaration and applicable laws and codes, at Tenant’s sole cost and expense, to install and maintain two (2) signs on the façade of the Building (hereinafter, “Tenant’s Facade Signs”). The size, construction, location and design of Tenant’s Facade Signs shall be subject to Landlord’s approval, which shall not be unreasonably withheld or delayed. In addition to other reasonable grounds for withholding approval, Landlord may refuse to approve any sign that is not consistent with the architecture and general appearance of the Building, will cause undue damage to the Building, or which is otherwise inconsistent with exterior signage at Comparable Premises. The content of Tenant’s Facade Signs shall be limited to Tenant’s name or trade name or business logo. Tenant, at its expense, shall obtain all permits and approvals required for the installation of Tenant’s Facade Signs prior to the installation thereof (but shall not be permitted to seek any zoning or similar relief for Tenant’s Facade Signs without Landlord’s consent, which may be withheld in Landlord’s sole discretion), and shall keep all such permits and approvals in full force and effect throughout the term. Tenant shall maintain Tenant’s Facade Signs in good condition throughout the term. The installation, repair, maintenance and removal of Tenant’s Facade Signs shall be subject to the provisions of Section 6.2.5 of this Lease and Landlord’s other reasonable requirements. Landlord reserves the right, upon reasonable notice to Tenant, to require Tenant to remove Tenant’s Facade Signs, temporarily, at Tenant’s sole cost and expense, if necessary in connection with any repairs, renovations, improvements or additions to the Building, provided that Landlord shall minimize, to the extent practical, the duration of any period during which Tenant’s Facade Signs shall need to be removed. Prior to the expiration or earlier termination of the term of this Lease, Tenant shall remove Tenant’s Façade Signs (and all associated hardware) from the Building and shall restore the affected area to the condition existing prior to the installation of Tenant’s Facade Signs.

6.2.8 Oil and Hazardous Materials. Tenant shall not introduce on or transfer to the Premises any Hazardous Materials (as hereinafter defined); nor dump, flush or otherwise dispose of any Hazardous Materials into the drainage, sewage or waste disposal systems serving the Premises; nor generate, store, use, release, spill or dispose of any Hazardous Materials in or on the Premises, or transfer any Hazardous Materials from the Premises to any other location. Notwithstanding the provisions of this Section 6.2.8, Tenant may, with Landlord’s prior approval, not to be unreasonably withheld, conditioned or delayed, handle, store, and use Hazardous Materials to the extent necessary (in Tenant’s reasonable discretion) to operate Tenant’s business on the Premises, provided that the same is a Permitted Use of the Premises. Tenant shall cause its business and operations, and its handling, storage, use and disposal of Hazardous Materials at all times to comply with all Environmental Laws and Tenant shall secure and abide by all permits and governmental approvals necessary for Tenant’s use, storage, disposal and transportation of Hazardous Materials, and Tenant shall give or post all notices required thereby. Landlord further acknowledges and agrees that Tenant may handle, store, use or dispose of products containing small quantities of Hazardous Materials, which products are of a type customarily found in offices and households (such as aerosol cans containing insecticides, toner for copies, paints, paint remover, and the like), provided that Tenant shall handle, store, use, transport and dispose of any such Hazardous Materials in compliance with Environmental Laws and shall not allow such Hazardous Materials to contaminate the Premises.

Tenant agrees that if it shall generate, store, release, spill, dispose of or transfer to the Premises any Hazardous Materials, not later than the expiration or any earlier termination of the term of this Lease, it shall forthwith remove the same, at its sole cost and expense, in the manner provided by all applicable Environmental Laws (as hereinafter defined), regardless of when such Hazardous Materials shall be discovered. Furthermore, Tenant shall pay any fines, penalties or other assessments imposed by any governmental agency with respect to any such Hazardous Materials and shall forthwith repair and restore any portion of the Premises or Premises which it shall disturb in so removing any such Hazardous Materials to the condition which existed prior to Tenant’s disturbance thereof.

Tenant agrees to deliver promptly to Landlord any notices, orders or similar documents received from any governmental agency or official concerning any violation of any Environmental Laws or with respect to any Hazardous Materials affecting the Premises. In addition, Tenant shall, within ten (10) days of receipt, accurately complete any questionnaires from Landlord or other informational requests relating to Tenant’s use of the Premises and, in particular, to Tenant’s use, generation, storage and/or disposal of Hazardous Materials at, to, or from the Premises.

Tenant shall indemnify, defend (by counsel reasonably satisfactory to Landlord), protect, and hold Landlord free and harmless from and against any and all claims, or threatened claims, including without limitation, claims for death of or injury to any person or damage to any property, actions, administrative proceedings, whether formal or informal, judgments, damages, punitive damages, liabilities, penalties, fines, costs, taxes, assessments, forfeitures, losses, expenses, attorneys’ fees and expenses, consultant fees, and expert fees that arise from or are caused in whole or in part, directly or indirectly, by (i) Tenant’s use, analysis, storage, transportation, disposal, release, threatened release, discharge or generation of Hazardous Materials to, in, on, under, about or from the Premises in breach of Tenant’s obligations under this Lease, or (ii) Tenant’s failure to comply with any Environmental Laws. Tenant’s obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs (including, without limitation, capital, operating and maintenance costs) incurred in connection with any investigation or monitoring of site conditions, repair, cleanup, containment, remedial, removal or restoration work, or detoxification or decontamination of the Premises, and the preparation and implementation of any closure, remedial action or other required plans in connection therewith. For purposes of this Section 6.2.8, any acts or omissions of Tenant, or its subtenants or assignees or its or their employees, agents, or contractors (whether or not they are negligent, intentional, willful or unlawful) shall be attributable to Tenant.

The term “Hazardous Materials” shall mean and include any oils, petroleum products, asbestos, radioactive, biological, medical or infectious wastes or materials, and any other toxic or hazardous wastes, materials and substances which are defined, determined or identified as such in any Environmental Laws, or in any judicial or administrative interpretation of Environmental Laws.

The term “Environmental Laws” shall mean any and all federal, state and municipal statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, medical, biological, infectious, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, medical, biological, infectious, toxic or hazardous substances or wastes or the cleanup or other remediation thereof.

ARTICLE 7

Casualty or Taking

7.1 Termination. In the event that the Premises, or any material part thereof shall be destroyed or damaged by fire or casualty, shall be taken by any public authority or for any public use or shall be condemned by the action of any public authority, then the term of this Lease may be terminated at the election of Landlord. Such election, which may be made notwithstanding the fact that Landlord’s entire interest may have been divested, shall be made by the giving of notice by Landlord to Tenant within one hundred twenty (120) days after the date of the taking or casualty.

In the event that any material part of the Premises required for the conduct of Tenant’s business at the Premises shall be taken by any public authority or for any public use or shall be condemned by the action of any public authority (other than temporarily for a period of less than one hundred and eighty (180) days), then the term of this Lease may be terminated at the election of Tenant by the giving of notice by Tenant to Landlord within sixty (60) days after the date of the taking. In the event any material part of the Premises necessary for the conduct of Tenant’s business at the Premises shall be destroyed or damaged by fire or other casualty (and Landlord has not elected to terminate the term of this Lease pursuant to the preceding paragraph), then as soon as practicable after the occurrence of such damage, Landlord shall give Tenant a notice (the “Restoration Notice”) advising Tenant whether or not Landlord intends to restore the Premises (excluding any alterations made by Tenant) to a condition substantially the same as existed immediately prior to such damage (subject to any modification required by then current laws, rules, regulations and ordinances and excluding any improvements to the Premises made at Tenant’s expense), and if Landlord intends to so restore, of the time required to substantially complete such work, as reasonably estimated by an architect or general contractor selected by Landlord. If the Restoration Notice indicates either that (a) Landlord shall not restore the Premises as provided above, or (b) the estimated time required for Landlord to substantially complete such restoration work shall exceed either six (6) months or one-half of the remainder of the term from the occurrence of such casualty damage, whichever period is less, then Tenant may elect to terminate the term of this Lease by giving notice to Landlord not later than thirty (30) days after the date on which Landlord gives Tenant the Restoration Notice. Tenant may also elect to terminate the term of this Lease if the Lease is not terminated and Landlord shall fail to complete restoration of the Premises as described in the Restoration Notice by the date (the “Outside Restoration Date”) that is thirty (30) days after the expiration of the estimated repair period specified in the Restoration Notice, as such period is extended for delays beyond Landlord’s reasonable control. Any election by Tenant to terminate the term of this Lease pursuant to the preceding sentence shall be made by notice given to Landlord not later than thirty (30) days after the Outside Restoration Date. Notwithstanding the foregoing, Tenant shall have no right to terminate the term of this Lease due to a fire or other casualty if the cause thereof was due to the gross negligence or willful wrongful conduct of Tenant or any subtenant of Tenant or any agent, employee or invitee of Tenant or its subtenant(s).

7.2 Restoration. If Landlord does not elect to so terminate, this Lease shall continue in force and (so long as the damage is not caused by the gross negligence or other wrongful act of Tenant or its employees, agents, contractors or invitees) a just proportion of the Annual Fixed Rent and Additional Rent for Taxes and Operating Costs reserved, according to the nature and extent of the damages sustained by the Premises, shall be suspended or abated until the Premises (excluding any improvements to the Premises made at Tenant’s expense), or what may remain thereof, shall be put by Landlord in proper condition for use, which Landlord covenants to do with reasonable diligence to the extent permitted by the net proceeds of insurance recovered or damages awarded for such destruction, taking, or condemnation and subject to zoning and building laws or ordinances then in existence. “Net proceeds of insurance recovered or damages awarded” refers to the gross amount of such insurance or damages actually made available to Landlord (and not retained by any Superior Lessor or Superior Mortgagee) less the reasonable expenses of Landlord incurred in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services.

7.3 Award. Irrespective of the form in which recovery may be had by law, all rights to seek reimbursement for damages or compensation arising from fire or other casualty or any taking by eminent domain or condemnation shall belong to Landlord in all cases. Tenant hereby grants to Landlord all of Tenant’s rights to such claims for damages and compensation and covenants to deliver such further assignments thereof as Landlord may from time to time request. Notwithstanding the foregoing, Tenant shall retain all rights to the proceeds of its policies of property insurance and nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a claim for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE 8

Defaults

8.1 Default of Tenant. (a) (I) If Tenant shall default in its obligations to pay the Annual Fixed Rent or Additional Rent when due or shall default in complying with its obligations under Sections 4.4 or 6.1.11 of this Lease and if any such default shall continue for five (5) days after written notice from Landlord designating such default, or (II) if as promptly as possible but in any event within thirty (30) days after written notice from Landlord to Tenant specifying any default or defaults other than those set forth in clause (I) Tenant has not cured the default or defaults so specified; or (b) if any assignment shall be made by Tenant for the benefit of creditors; or (c) if Tenant’s leasehold interest shall be taken on execution; or (d) if an involuntary lien or other involuntary encumbrance shall be filed against Tenant’s leasehold interest or Tenant’s property at the Premises and shall not be discharged within sixty (60) days after Tenant shall have been given notice thereof by any party; or (e) if a petition shall be filed by Tenant for liquidation, or for reorganization or an arrangement under any provision of any bankruptcy law or code as then in force and effect; or (f) if an involuntary petition under any of the provisions of any bankruptcy law or code shall be filed against Tenant and such involuntary petition shall not be dismissed within thirty (30) days thereafter; or (g) if a custodian or similar agent shall be authorized or appointed to take charge of all or substantially all of the assets of Tenant; or (h) if Tenant dissolves or shall be dissolved or shall liquidate or shall adopt any plan or commence any proceeding, the result of which is intended to include dissolution or liquidation; or (i) if any order shall be entered in any proceeding by or against Tenant decreeing or permitting the dissolution of Tenant or the winding up of its affairs; (j) if Tenant shall fail to deposit the second half of the Security Deposit with Landlord by April 5, 2013 in accordance with Section 4.7, or (k) if Tenant shall fail to pay any installment of Annual Fixed Rent or Additional Rent when due, Tenant shall cure such default within the grace period provided in clause (a) (I) above (or with Landlord’s approval after the expiration of such grace period) and Tenant shall, within the next year following the date such initial defaulted payment was first due, fail more than twice to pay any installment of Annual Fixed Rent or Additional Rent within five (5) days after the date the same is due, then, and in any of such cases indicated in clauses (a) through (k) hereof (collectively and individually, a “Default of Tenant”), Landlord may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter (x) give notice to Tenant terminating this Lease and/or the term hereof, which notice shall specify the date of such termination, whereupon on the date so specified, the term of this Lease and all of Tenant’s rights and privileges under this Lease shall expire and terminate or (y) without terminating this Lease terminate Tenant’s right of possession and/or occupancy and reenter and take possession of the Premises or any part thereof, without notice and expel Tenant and any party claiming under Tenant and remove any of their effects, without being liable on account thereof, whether in trespass or breach or covenant or otherwise, (and no such reentry or taking possession shall be construed as an election by Landlord to terminate this Lease unless Landlord shall affirm such election by notice expressly to such effect), but in either case Tenant shall remain liable as hereinafter provided.

8.2 Remedies. In the event of any termination of this Lease or the term hereof pursuant to Section 8.1, Tenant shall pay the Annual Fixed Rent, Additional Rent and other charges payable hereunder up to the time of such termination. Thereafter, whether or not the Premises shall have been re let, Tenant shall be liable to Landlord for, and shall pay to Landlord the Annual Fixed Rent, Additional Rent and other charges which would be payable hereunder for the remainder of the term of this Lease had such termination not occurred, less the net proceeds, if any, of any reletting of the Premises, after deducting all expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and expenses, advertising costs, administration expenses, alteration costs, the value of any tenant inducements (including but without limitation free rent, moving costs, and contributions toward leasehold improvements) and any other expenses incurred in preparation for such reletting. Tenant shall pay such damages to Landlord monthly on the days on which the Annual Fixed Rent, Additional Rent or other charges would have been payable hereunder if the term of this Lease had not been so terminated.

In the event of any reentry or retaking of possession of the Premises and/or termination of Tenant’s right of possession and/or occupancy of the Premises, as applicable, without termination of this Lease, pursuant to Section 8.1, Tenant shall pay the Annual Fixed Rent, Additional Rent and other charges payable hereunder up to the time of such reentry or retaking of possession and/or termination. Thereafter, whether or not the Premises shall have been re-let, Tenant shall be liable to Landlord for, and shall pay to Landlord the Annual Fixed Rent, Additional Rent and other charges which would be payable hereunder for the remainder of the term of this Lease notwithstanding any such reentry, retaking of possession or termination, less the net proceeds, if any, of any reletting of the Premises, after deducting all expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and expenses, advertising costs, administration expenses, alteration costs, the value of any tenant inducements (including but without limitation free rent, moving costs, and contributions toward leasehold improvements) and any other expenses incurred in preparation for such reletting. Tenant shall pay such damages to Landlord monthly on the days on which the Annual Fixed Rent, Additional Rent or other charges are payable hereunder.

At any time after any such termination, reentry or retaking of possession, in lieu of recovering damages pursuant to the provisions of the immediately preceding paragraphs with respect to any period after the date of demand therefor, at Landlord’s election, Tenant shall pay to Landlord immediately and in full the greater of (i) the amount, if any, by which (A) the Annual Fixed Rent, Additional Rent and other charges which would be payable hereunder from the date of such demand to the end of what would be the then unexpired term of this Lease had such termination not occurred (or in the case of reentry or retaking of possession of the Premises by Landlord or a termination of Tenant’s right of possession and/or occupancy of the Premises, to the end of the term of this Lease), which amount will be discounted to present value at a discount rate equal to the Prime Rate less one hundred (100) basis points if the Prime Rate is greater than one hundred (100) basis points, shall exceed (B) the then fair rental value of the Premises for the same period, reduced to amortize over such period all costs or expenses which Landlord would incur to obtain such fair market rent, which amount will be discounted to present value at a discount rate equal to the Prime Rate less one hundred (100) basis points if the Prime Rate is greater than one hundred (100) basis points; or (ii) the aggregate of the Annual Fixed Rent, Additional Rent and other charges accrued in the twelve (12) months ended next prior to such termination, reentry or retaking of possession of the Premises by Landlord or termination of Tenant’s right of possession and/or occupancy (without reduction for any free rent or other concession or abatement) except that in the event the term of this Lease or Tenant’s right of possession and/or occupancy of the Premises is so terminated or Landlord shall reenter and/or retake possession of the Premises prior to the expiration of the first full year of the term of this Lease, the damages which Landlord may elect to recover pursuant to clause (ii) of this paragraph shall be calculated as if any such termination, reentry or retaking of possession had occurred on the first anniversary of the Commencement Date and there had been no so-called free rent or other rental concession or any rental abatement.

Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

In case of any Default of Tenant, re-entry, expiration and repossession by summary proceedings or otherwise, Landlord may (i) relet the Premises or any part or parts thereof (as Landlord may elect) for a term or terms which may at Landlord’s option be equal to or less than or exceed the period the balance of the term of this Lease (or the balance of the term of this Lease if it shall not have been terminated) and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to relet the same and (ii) may make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable and necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be required to relet the Premises or otherwise mitigate damages except as provided below, or be liable in any way whatsoever for failure to relet the Premises, or, in the event that the Premises are relet, for failure to collect the rent under such reletting after making commercially reasonable efforts (but without having to commence litigation).

Landlord shall make a good faith effort to relet the Premises following a termination of this Lease or termination of Tenant’s right of possession of the Premises due to a Default of Tenant, but subject to and in accordance with the following criteria:

(i) Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenants for the Premises until Tenant shall have surrendered possession of the Premises in the condition required by Section 6.1.9 hereof;

(ii) Landlord shall have no obligation to enter into a lease of less than all of the Premises;

(iii) Landlord shall have no obligation to enter into a lease under terms and conditions that are inconsistent with Landlord’s then current leasing policies for comparable premises.

(iv) Landlord shall have no obligation to enter into a lease with any proposed tenant that does not have, in Landlord’s reasonable opinion, sufficient financial resources and operating experience;

(v) Landlord shall not be required to expend any amount of money to alter, remodel, or otherwise make the Premises or the Building suitable for use by a prospective tenant unless either (1) Tenant pays any such sum to Landlord in advance of Landlord’s execution of a lease with such prospective tenant (which payment shall be in addition to any other damages or amounts to which Landlord may be entitled to as a result of Tenant’s default under this Lease); or (2) Landlord, in Landlord’s sole discretion, determines that any such expenditure is financially justified in connection with entering into any lease with such prospective tenant; and

(vi) Landlord shall have no obligation to enter into a lease with any prospective tenant whose use would, in Landlord’s good faith judgment: (1) adversely affect the reputation of the Building; or (2) be incompatible with the operation of the Building as a first-class building.

To the fullest extent permitted by law, Tenant hereby expressly waives any and all rights of redemption granted under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

8.3 Remedies Cumulative. Except as expressly provided otherwise in Section 8.2 and subject to the following limitations, any and all rights and remedies which Landlord may have under this Lease, and at law and equity for Tenant’s failure to comply with its obligations under this Lease shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

Notwithstanding the foregoing or anything to the contrary contained in this Lease, Tenant shall not be liable to Landlord for any punitive damages or for any loss of business or any other indirect, special or consequential damages suffered by Landlord (excluding, for purposes of clarity, damages specified in Section 8.2) arising out of any breach of this Lease by Tenant, except for any damages to which Landlord may be entitled under Section 8.5 and provided that the foregoing waiver shall also not apply to claims asserted by a third party for which Landlord may be liable as a result, in whole or part, of conduct constituting a breach by Tenant of any of the terms of this Lease.

8.4 Landlord’s Right to Cure Defaults. At any time with or without notice, Landlord shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to comply with any of its obligations under this Lease (irrespective of whether the same shall have ripened into a Default of Tenant), and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand, as Additional Rent, all such sums including reasonable attorneys fees, together with interest thereon at a rate (the “Default Rate”) equal to the lesser of three percent (3%) over the Prime Rate or the maximum rate allowed by law. “Prime Rate” shall mean the annual floating rate of interest, determined daily and expressed as a percentage from time to time announced by Bank of America as its “prime” or “base” rate, so-called, or if at any time Bank of America ceases to announce such a rate, as announced by the largest national or state-chartered banking institution then having an office in the City of Boston and announcing such a rate. If at any time neither Bank of America nor the largest national or state-chartered banking institution having an office in the City of Boston is announcing such a floating rate, “Prime Rate” shall mean a rate of interest, determined from time to time, which is two hundred basis points above the yield of 90-day U.S. Treasury Bills.

8.5 Holding Over. Any failure by Tenant to comply timely with its obligations under Section 6.1.9, as to all or any portion of the Premises, shall constitute a holding over of the entire Premises and be treated as a daily tenancy at sufferance at a rental rate equal to one and one-half (1.5) times the greater of (x) the fair market rental value for the Premises on a month-to-month basis or (y) the sum of Annual Fixed Rent plus Additional Rent on account of Operating Costs and Taxes in effect immediately prior to the expiration or earlier termination of the term (prorated on a daily basis). Tenant shall also pay to Landlord all damages sustained by reason of any such holding over (including, without limitation, damages Landlord incurs due to (x) Landlord’s loss of a lease to another party, or (y) Landlord’s inability to deliver all or any part of the Premises to another party or to commence alterations to the Premises upon expiration or earlier termination of this Lease). Otherwise, all of the covenants, agreements and obligations of Tenant applicable during the term of this Lease shall apply and be performed by Tenant during such period of holding over as if such period were part of the term of this Lease.

8.6 Effect of Waivers of Default. Any consent or permission by Landlord to any act or omission by Tenant shall not be deemed to be consent or permission by Landlord to any other similar or dissimilar act or omission and any such consent or permission in one instance shall not be deemed to be consent or permission in any other instance.

8.7 No Waiver, etc. The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.8 No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Annual Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

ARTICLE 9

Rights of Holders

9.1 Rights of Mortgagees or Ground Lessor. This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to any ground or master lease, and all renewals, extensions, modifications and replacements thereof, and to all mortgages, which may now or hereafter affect the Building or the Premises and/or any such lease, whether or not such mortgages shall also cover other lands and/or buildings and/or leases, to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements and extensions of such leases and such mortgages and all consolidations of such mortgages. This Section shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the lessor under any such lease or the holder of any such mortgage or any of their respective successors in interest may reasonably request to evidence such subordination. Any lease to which this Lease is subject and subordinate is herein called “Superior Lease” and the lessor of a Superior Lease or its successor in interest, at the time referred to, is herein called “Superior Lessor”; and any mortgage to which this Lease is subject and subordinate, is herein called “Superior Mortgage” and the holder of a Superior Mortgage is herein called “Superior Mortgagee”.

If any Superior Lessor or Superior Mortgagee or the nominee or designee of any Superior Lessor or Superior Mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, or otherwise, then at the request of such party so succeeding to Landlord’s rights (herein called “Successor Landlord”) and upon such Successor Landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the Successor Landlord (unless formerly the landlord under this Lease) shall not be (a) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease, (b) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant except for any cash Security Deposit to the extent the same has been delivered to Successor Landlord, (c) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord, (d) bound by any modification of this Lease subsequent to such Superior Lease or Superior Mortgage, or by any previous prepayment of Annual Fixed Rent or Additional Rent for more than one (1) month, which was not approved in writing by the Successor Landlord, (e) liable to the Tenant beyond the Successor Landlord’s interest in the Premises, (f) responsible for the performance of any work to be done by Landlord under this Lease to render the Premises ready for occupancy by the Tenant, or (g) required to remove any person occupying the Premises or any part thereof, except if such person claims by, through or under the Successor Landlord. Tenant agrees at any time and from time to time to execute a suitable instrument in confirmation of Tenant’s agreement to attorn, as aforesaid.

9.2 Modifications. If any Superior Lessor or Superior Mortgagee shall require any modification(s) of this Lease, Tenant shall, at Landlord’s request, promptly execute and deliver to Landlord such instruments effecting such modification(s) as Landlord shall reasonably request. In addition, and notwithstanding Section 9.1 to the contrary, any Superior Lessor or Superior Mortgagee may, at its option, subordinate the Superior Lease or Superior Mortgage of which it is the lessor or holder to this Lease by giving Tenant ten (10) days prior written notice of such election, whereupon this Lease shall, irrespective of dates of execution, delivery and recording, be superior to such Superior Lease or Superior Mortgage and no other documentation shall be necessary to effect such change.

9.3 Non-Disturbance. Landlord represents that as of the Date of this Lease the Premises are not subject to any Superior Lease or Superior Mortgage. Landlord shall request a so-called nondisturbance agreement (“SNDA”) from any future Superior Lessor or Superior Mortgagee (a “Future Holder”) in the form customarily used by such Future Holder, or if no such form exists, in any commercially reasonable form, subject to the conditions and limitations of Section 9.1 and 9.2. Landlord shall have no obligation to incur any expense or liability in connection with such request and, if any Future Holder shall fail to provide or execute such SNDA, such failure shall not constitute a default by Landlord under the Lease. If a Future Holder shall agree to provide an SNDA, then at Landlord’s request, Tenant shall first execute and deliver such SNDA to Landlord.

ARTICLE 10

Miscellaneous Provisions

10.1 Notices. Except as may be expressly provided herein otherwise, all notices, requests, demands, consents, approval or other communications to or upon the respective parties hereto shall be in writing, shall be delivered by hand or mailed by certified or registered mail, return receipt requested, or by a nationally recognized courier service that provides a receipt for delivery such as Federal Express, United Parcel Service or U.S. Postal Service Express Mail and shall be addressed as follows: If intended for Landlord, to the Original Address of Landlord set forth in Section 1.1 of this Lease with a copy to Reit Management & Research LLC, Two Newton Place, 255 Washington Street, Suite 300, Newton, MA 02458, Attn: Jennifer B. Clark (or to such other address or addresses as may from time to time hereafter be designated by Landlord by notice to Tenant); and if intended for Tenant, addressed to Tenant at the Original Address of Tenant set forth in Section 1.1 of this Lease until the Commencement Date and thereafter to the Premises, Attn: General Counsel (or to such other address or addresses as may from time to time hereafter be designated by Tenant by notice to Landlord). Notices shall be effective on the date delivered to (or the first date such delivery is attempted and refused by) the party to which such notice is required or permitted to be given or made under this Lease. Notices from Landlord may be given by Landlord’s Agent, if any, or Landlord’s attorney; and any bills or invoices for Annual Fixed Rent or Additional Rent may be given by mail(which need not be registered or certified) and, if so given, shall be deemed given on the third Business Day following the date of posting.

10.2 Quiet Enjoyment; Landlord’s Right to Make Alterations, Etc. Landlord agrees that upon Tenant’s paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the term hereof without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease; provided, however, Landlord reserves the right at any time and from time to time, without the same constituting breach of Landlord’s covenant of quiet enjoyment or an actual or constructive eviction, and without Landlord incurring any liability to Tenant or otherwise affecting Tenant’s obligations under this Lease, to make such changes, alterations, improvements, repairs or replacements in or to the Premises and the fixtures and equipment thereof, and in or to properties adjacent thereto, as Landlord may deem necessary or desirable, and to change (provided that there be no unreasonable obstruction of the right of access to the Premises by Tenant and that Landlord use commercially reasonable efforts to minimize, to the extent practical, any interference with the conduct of business at the Premises) the arrangement and/or location of entrances or passageways, doors and doorways, corridors, elevators, or other areas of the Building and Premises.

Without incurring any liability to Tenant, Landlord may permit access to the Premises and open the same, whether or not Tenant shall be present, upon any demand of any receiver, trustee, assignee for the benefit of creditors, sheriff, marshal or court officer Landlord reasonably believes is entitled to such access for the purpose of taking possession of, or removing, Tenant’s property or for any other lawful purpose (but this provision and any action by Landlord hereunder shall not be deemed a recognition by Landlord that the person or official making such demand has any right or interest in or to this Lease, or in or to the Premises), or upon demand of any representative of the fire, police, building, sanitation or other department of the city, state or federal governments.

10.3 Lease not to be Recorded; Confidentiality of Lease Terms. Tenant agrees that it will not record this Lease. Both parties shall, upon the request of either (and at the expense of the requesting party), execute and deliver a notice or short form of this Lease in such form, if any, as may be acceptable for recording with the land records of the governmental entity responsible for keeping such records for the City of Marietta, Georgia. In no event shall such document set forth the rent or other charges payable by Tenant pursuant to this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease and is not intended to vary the terms and conditions of this Lease.

Tenant acknowledges that the terms under which the Landlord has leased the Premises to Tenant (including, without limitation, the rental rate(s), term and other financial and business terms), constitute confidential information of Landlord (“Confidential Information”). Tenant covenants and agrees to keep the Confidential Information confidential and not to disclose the same to third parties; provided, however, that such Confidential Information may be disclosed by Tenant to those of its officers, employees, attorneys, accountants, lenders and financial advisors (collectively, “Representatives”) who need to know such information in connection with Tenant’s use and occupancy of the Premises and for financial reporting and credit related activities and as required by law. Tenant shall not make or permit to be made any press release or other similar public statement regarding this Lease without the prior approval of Landlord, which approval shall not be unreasonably withheld. Tenant furthermore agrees to inform its Representatives of the confidential nature of such Confidential Information and to use all reasonable efforts to cause each Representative to treat such Confidential Information confidentially and in accordance with the terms of this paragraph.

10.4 Assignment of Rents and Transfer of Title; Limitation of Landlord’s Liability. Tenant agrees that the assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, whether absolute or conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property which includes the Premises, shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by notice sent to Tenant, specifically otherwise elect and that, except as aforesaid, such holder shall be treated as having assumed Landlord’s obligations hereunder (subject to the limitations set forth in Section 9.1) only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises.

The term “Landlord”, so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of Landlord’s interest in the Premises, and in the event of any transfer or transfers of such title to said property, Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement, of all liability with respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord, shall, subject as aforesaid, be binding on Landlord, its successors and assigns, only during and in respect of their respective period of ownership of such interest in the Premises.

Notwithstanding the foregoing, in no event shall the acquisition of Landlord’s interest in the Premises by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Premises back to Landlord or the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord’s obligations hereunder. Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. The seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until such purchaser expressly assumes in writing the Landlord’s obligations hereunder.

Tenant shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Premises, and Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord ever be personally liable for any such liability. Tenant furthermore agrees that no trustee, officer, director, general or limited partner, member, shareholder, beneficiary, employee or agent of Landlord (including any person or entity from time to time engaged to supervise and/or manage the operation of Landlord) shall be held to any liability, jointly or severally, for any debt, claim, demand, judgment, decree, liability or obligation of any kind (in tort, contract or otherwise) of, against or with respect to Landlord or arising out of any action taken or omitted for or on behalf of Landlord.

10.5 Landlord’s Default. Landlord shall not be deemed to be in breach of, or in default in the performance of, any of its obligations under this Lease unless it shall fail to perform such obligation(s) and such failure shall continue for a period of thirty (30) days, or if the default cannot be cured using reasonable efforts within thirty (30) and Landlord is pursuing a cure with reasonable diligence, such additional time as is reasonably required to correct any such breach or default, after written notice has been given by Tenant to Landlord specifying the nature of Landlord’s alleged breach or default. Tenant shall have no right to terminate this Lease for any breach or default by Landlord hereunder except as expressly provided in Section 5.2, and no right, for any such breach or default, to offset or counterclaim against any rent due hereunder. In no event shall Landlord ever be liable to Tenant for any punitive damages or for any loss of business or any other indirect, special or consequential damages suffered by Tenant from whatever cause.

Where provision is made in this Lease for Landlord’s consent and Tenant shall request such consent and Landlord shall fail or refuse to give or shall delay in giving such consent, Tenant shall not be entitled to any damages and Tenant hereby waives any claim based on such failure, refusal or delay; provided however in any situation where Landlord is expressly required not to withhold its consent unreasonably Tenant shall (at its sole remedy) be entitled to bring an action for specific performance or injunction.

10.5.1 Tenant’s Self-Help Remedies. If (A) Landlord fails to perform any obligation on its part to be performed under Section 3.2 or Article 5 of this Lease to such an extent that all or any portion of the Premises is rendered untentable despite the use of reasonable efforts to mitigate the effect of such default, and Landlord shall not commence taking commercially reasonable efforts to cure such performance breach within five (5) Business Days after notice thereof from Tenant, or (B) if within twelve (12) hours after notice (or attempted notice) from Tenant to the Landlord Contact (which may be delivered orally and by email but not by email alone), Landlord fails to commence using reasonable efforts to provide any maintenance, repairs or services that are Landlord’s obligation to provide under Section 3.2 or Article 5 of this Lease and required to address an imminent and material threat to life or property, then, in either case, Tenant, at its option, may, subject to the provisions of the last paragraph of this Section 10.5.1, but in addition to Tenant’s remedies under Section 5.2 and its right to an action for specific performance of such obligation by Landlord, in a commercially reasonable fashion and using the minimum effort reasonably necessary, cure such default or provide such maintenance, repairs or other services for the account of Landlord. Any reasonable amount paid or any contractual liability reasonably incurred by Tenant in taking such action shall be deemed paid or incurred for the account of Landlord and Landlord agrees to reimburse Tenant therefor within thirty (30) days after Tenant gives Landlord notice thereof (which shall include appropriate documentation describing, in reasonable detail, any work or services provided by Tenant for the account of Landlord, together with supporting invoices therefor). Any notice given by Tenant pursuant to the first sentence of this paragraph shall describe in reasonable detail in what respects the Premises are untenanble and/or the imminent and material threat to life or property, as applicable, and any notice given pursuant to clause “(A)” shall also expressly state that the failure of Landlord to cure any such default within five (5) Business Days shall give rise to Tenant’s right to cure pursuant to this Section 10.5.1.

Landlord shall provide Tenant with the name(s) and telephone number(s) and email addresses of Landlord’s representatives (collectively, the “Landlord Contact”) whom Tenant can contact during and outside of Normal Building Operating Hours to request maintenance, repairs or services that are required to be provided by Landlord under this Lease.

If Landlord, acting in good faith, shall dispute that Tenant is entitled to exercise its rights of self-help hereunder for any reason, or the amount that Tenant shall claim to be due Tenant hereunder, the parties shall negotiate in good faith to resolve such dispute. If such dispute is not resolved within thirty (30) days after notice from Tenant that it intends to exercise such rights or notice from Tenant of the costs incurred by Tenant, either party may, at any time after the expiration of such thirty (30) day period, by notice to the other and the nearest office of the American Arbitration Association refer the dispute to arbitration. The arbitration decision shall be binding on both Landlord and Tenant.

10.6 Notice to Mortgagee and Ground Lessor. After receiving notice from any party that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord, as ground lessee, which includes the Premises as part of the demised premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor, and the curing of any of Landlord’s defaults by such holder or ground lessor shall be treated as performance by Landlord.

10.7 Brokerage. Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Lease, other than Transwestern Commercial Services and The Eidson Group, L.L.C, representing Tenant, and Cushman & Wakefield of Georgia, Inc., representing Landlord (the “Brokers”) and in the event of any brokerage claims or liens, other than by the Brokers, against Landlord or the Premises predicated upon or arising out of prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim, and to discharge any such lien. Landlord shall pay the commissions of the Brokers in connection with this Lease pursuant to a separate agreement between Landlord and Cushman & Wakefield of Georgia, Inc.

10.8 Waiver of Jury Trial. LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN CONNECTION WITH THIS LEASE.

10.9 Applicable Law and Construction. This Lease shall be governed by and construed in accordance with the laws of the State of Georgia and if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby. This Lease shall create the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord, and Tenant has only a usufruct which is not subject to levy and sale. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease or in any other written agreement which may be made between the parties concurrently with the execution and delivery of this Lease and which shall expressly refer to this Lease. All understandings and agreements heretofore made between the parties are merged in this Lease and any other such written agreement(s) made concurrently herewith, which alone fully and completely express the agreement of the parties and which are entered into after full investigation, neither party relying upon any statement or representation not embodied in this Lease or any other such written agreement(s) made concurrently herewith. This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and Tenant shall have no right to the Premises hereunder until the execution and delivery hereof by both Landlord and Tenant. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. If two or more persons or parties are named as Tenant herein, (i) each of such persons or parties shall be jointly and severally liable for the obligations of the Tenant hereunder, and Landlord may proceed against any one without first having commenced proceedings against any other of them, and (ii) any notices, requests, demands, consents, approvals or other communications delivered by Tenant under the Lease which are not executed by each person or party named as Tenant herein may be deemed void, if Landlord shall so elect. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both an independent covenant and a condition and time is of the essence with respect to the exercise of any of Tenant’s rights, and the performance of any and all of Tenant’s obligations, under this Lease. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant. Except as otherwise set forth in this Lease, any obligations of Landlord or Tenant arising, or relating to events occurring, during the term of this Lease as it may be extended (including, without limitation, rental and other monetary obligations and obligations to indemnify or reimburse the other), shall survive the expiration or earlier termination of the term of this Lease as it may be extended.

10.10 Evidence of Authority. Tenant shall deliver to Landlord a fully executed Secretary’s Certificate substantially in the form attached hereto as Exhibit E, contemporaneously with the execution of this Lease.

WITNESS the execution hereof under seal on the day and year first above written.

Landlord: Hub Properties GA LLC

By:	/s/ David M. Lepore
David M. Lepore Senior Vice President

Tenant: MiMedx Group, Inc.

By:	/s/ Parker H. Petit
Parker H. Petit Chairman of the Board and Chief Executive Officer